As filed with the Securities and Exchange Commission on May 13, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EQUITY GOLD TRUST

(Exact name of Registrant as specified in its charter)

New York	6189	•
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o World Gold Trust Services, LLC
444 Madison Avenue, 3rd Floor
New York, New York 10022
(212) 317-3800

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Mary Joan Hoene, Esq.
Carter Ledyard & Milburn LLP
2 Wall Street
New York, New York 10005
(212) 732-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mr. J. Stuart Thomas World Gold Trust Services, LLC 444 Madison Avenue, 3rd Floor New York, New York 10022 (212) 317-3800	John K. Whelan, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, New York 10005 (212) 732-3200

and

Kevin W. Kelley, Esq.
Clifford Chance US LLP
200 Park Avenue
New York, New York 10166
(212) 878-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Equity Gold Shares	60,400,000	$33.14	$2,001,656,000	$161,933.97

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(d) under the Securities Act of 1933. The initial Baskets of 100,000 Shares will be offered at a per Share price equal to the value of one-tenth (1/10) of an ounce of gold based on the price of an ounce of gold. The price of gold is based upon the London PM fix of $331.40 per ounce on April 29, 2003.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY	Subject to Completion	•, 2003

60,400,000 Shares

Equity Gold Trust [insert logo]SM

Equity Gold Shares

The Equity Gold Trust will issue Equity Gold Shares, also called Shares, which represent units of fractional undivided beneficial interest in and ownership of the Trust. World Gold Trust Services, LLC is the Sponsor of the Trust and HSBC Bank USA is the Trustee and the Custodian of the Trust. The Trust will issue additional Shares on a continuous basis only through its Trustee.

The Shares may be purchased from the Trust only by Authorized Participants in Baskets of 100,000 Shares. The Trust will issue Shares in Baskets to Authorized Participants on an ongoing basis as described in "Plan of Distribution." Baskets will be offered continuously at the Net Asset Value for 100,000 Shares on the day that an order to create a Basket is accepted by the Trustee.

Before these issuances, there has been no public market for the Shares. The Sponsor has applied for approval to list the Shares on the New York Stock Exchange under the symbol "GLD."

Investing in the Shares involves significant risks. See "Risk Factors" starting on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved.

The Shares are neither interests in nor obligations of either the Sponsor or the Trustee.

"Equity Gold Shares" [insert logo] is a service mark of World Gold Trust Services, LLC.

UBS Warburg LLC, also called the Initial Purchaser, purchased • Shares, which comprised the seed Basket, on •, 2003 at a price of $• per share. The Trust received all proceeds from the offering of the seed Basket in gold bullion, in an amount equal to the full purchase price of the seed Basket. Delivery of the seed Basket will be made on or about •, 2003. The Initial Purchaser has, subject to conditions, also agreed to purchase • Shares, which comprise the initial Baskets, as described in "Plan of Distribution." Delivery of the initial Baskets will be made on or about •, 2003. The Trust will receive all proceeds from the offering of the initial Baskets in gold bullion in an amount equal to the full initial public offering price for the initial Baskets.

	Per Share(1)		Per Basket
Initial public offering price for the initial Baskets(2)	$	•	$	•

(1)	The initial Baskets will be created at a per Share price equal to the value of one-tenth (1/10) of an ounce of gold based on the price of an ounce of gold set during the afternoon gold price fix in London on •, 2003, the date on which the Trust was formed.
(2)	In connection with the offering and sale of the initial Baskets, the Initial Purchaser will be paid a fee by the Sponsor of $• at the time of its purchase of the initial Baskets which is expected to occur on •, 2003. In addition, the Initial Purchaser may receive commissions/fees from investors who purchase Shares from the initial Baskets through their commission/fee-based brokerage accounts, in an amount between $• and $•.

UBS Warburg

The date of this prospectus is •, 2003.

This prospectus contains information you should consider when making an investment decision about the Shares. You may rely on the information contained in this prospectus. The Trust and the Sponsor have not authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted.

The Shares are not registered for public sale in any jurisdiction other than the United States.

TABLE OF CONTENTS

Statement Regarding Forward-Looking Statements	i
Prospectus Summary	1
Report of the Independent Auditors	5
Statement of Financial Condition	6
Risk Factors	7
Overview of the Gold Industry	12
Operation of the Gold Bullion Market	17
Analysis of Movements in the Price of Gold	20
Business of the Trust	22
Description of the Trust	26
The Trustee and the Custodian	27
Description of the Shares	28
Custody of the Trust's Gold	29
Description of the Custody Agreements	31
Creation and Redemption of Shares	35
Description of the Trust Indenture	39
United States Federal Tax Consequences	49
ERISA and Related Considerations	53
Plan of Distribution	54
Legal Matters	55
Experts	55
Where You Can Find More Information	55

Until  • , 2003 (25 days after the date of this prospectus), all dealers effecting transactions in the offered Shares, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

Statement Regarding Forward-Looking Statements

This prospectus includes "forward-looking statements" which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust's operations, the Sponsor's plans and references to the Trust's future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor's expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See "Risk Factors." Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust's operations or the value of the Shares. Moreover, neither the Sponsor nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to a change in the Sponsor's expectations or predictions.

i

Prospectus Summary

This is only a summary of the prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus, including "Risk Factors" beginning on page 7, before making an investment decision about the Shares.

TRUST STRUCTURE

The Equity Gold Trust (Trust) is an investment trust, formed on •, 2003 under New York law pursuant to a Trust Indenture. The purpose of the Trust is to hold gold bullion. The material terms of the Trust are discussed in greater detail under the section "Description of the Trust Indenture" beginning on page 39. Shares represent units of fractional undivided beneficial interest in and ownership of the Trust and are expected to be traded under the ticker symbol GLD on the New York Stock Exchange (NYSE). The Trust is not a registered investment company under the Investment Company Act of 1940 and is not required to register under such act.

The Trust's Sponsor is World Gold Trust Services, LLC (WGTS), which is wholly-owned by the World Gold Council (WGC), a not-for-profit association registered under Swiss law. WGTS, a Delaware limited liability company formed July 17, 2002, will exercise oversight over the Trust's service providers and oversee Trust administration.

The Trustee and Custodian is HSBC Bank USA (HSBC). The roles and responsibilities of the Trustee and Custodian are set forth in the Trust Indenture and the Custody Agreements which are discussed in greater detail under the sections "Description of the Trust Indenture" and "Description of the Custody Agreements." The Custodian is an authorized gold depository under the rules of the London Bullion Market Association (LBMA). The Trustee and the Custodian are subject to removal by the Sponsor.

TRUST OVERVIEW

The Trust's investment objective is for the Shares to reflect the performance of the price of gold bullion, less the expenses of the Trust's operations. The Shares are designed for investors who want a cost effective and convenient way to invest relative to traditional means of investing in gold. Advantages of investing in the Shares include:

•	Ease and Flexibility of Investment. The Shares are exchange-listed equity instruments providing institutional and retail investors with indirect access to the gold bullion market. The Shares may be bought and sold on the NYSE like any other exchange-listed securities.
•	Expenses. For many investors, costs associated with buying and selling the Shares in the secondary market and the payment of the Trust's ongoing expenses are expected to be lower than the costs associated with buying and selling gold bullion and storing and insuring gold bullion in a traditional gold bullion account.

Investing in the Shares does not, however, insulate the investor from certain risks, including price volatility. See "Risk Factors."

PRINCIPAL OFFICES

The Trust's office is located at 444 Madison Avenue, 3rd Floor, New York, New York 10022 and its telephone number is (212) 317-3800. The Sponsor's office is located at 444 Madison Avenue, New York, New York 10022. The Sponsor will maintain a public website on behalf of the Trust, www.equitygoldshares.com, containing information about the Trust and the Shares. The Trust's website address is only provided here as a convenience to you and the information contained on or connected to the website is not considered part of this prospectus. The Trustee is located at 452 Fifth Avenue, New York, New York 10018. The Custodian is located at 8 Canada Square, London, E14 5HQ, United Kingdom.

The Offering

Offering	The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust.
New York Stock Exchange symbol	GLD
CUSIP	•
Creation and redemption	The Trust will create and redeem the Shares on a continuous basis but only in baskets of 100,000 Shares (Baskets). Creation and redemption requires the delivery to or by the Trust of the amount of gold and any cash represented by the Shares being created or redeemed, the amount of which will be determined based on the combined Net Asset Value (NAV) of the number of Shares being created or redeemed. The initial amount of gold required for deposit to create Shares is 10,000 ounces per Basket. The number of ounces of gold required to create a Basket or to be delivered upon the redemption of a Basket will gradually decrease over time, due to the accrual of the Trust's expenses and the sale of the Trust's gold to pay the Trust's expenses. Baskets may be created or redeemed only by an Authorized Participant, who will pay a transaction fee for each order to create or redeem Baskets and may sell the Shares from the Baskets they create to other investors. The Trust will issue additional Shares on a continuous basis in Baskets to Authorized Participants. See "Creation and Redemption of Shares" for more details.
Net Asset Value	NAV, determined by the Trustee at the close of trading on the New York Stock Exchange (NYSE) on each business day, is the aggregate value of the Trust's assets less its liabilities (which include accrued expenses). In determining NAV, the Trustee will value the gold held by the Trust based on the price of an ounce of gold as fixed by the five fixing members of the LBMA at 3:00PM London, England time (London PM Fix). The Trustee will also determine the NAV per Share.

Trust expenses	The Trust's ordinary operating expenses are accrued daily and are reflected in the NAV of the Trust. In order to pay the Trust's expenses, the Trustee will sell gold held by the Trust on an as needed basis. Expenses include fees and expenses of the Trustee and the Sponsor, expenses of the custody of gold (other than the costs of custody services which are included in the Trustee's fee), printing and mailing costs, legal and audit fees, Securities and Exchange Commission (SEC) registration fees and NYSE listing fees. The Trustee has agreed to forego its fee and bear all ordinary expenses of the Trust through the 30th day following the commencement of trading of the Shares on the NYSE. For the period from the 31st day to the first anniversary of the commencement of trading of the Shares on the NYSE, the Trustee will reduce its fee and assume the ordinary expenses of the Trust to the extent that the aggregate annual ordinary expenses of the Trust exceed 0.30% of the average daily value of the Trust's assets (before expenses). The Trust will pay on an ongoing basis the expenses of its operation, including the fee of its Trustee as described under "Business of the Trust – Trust Expenses" and "Description of the Trust Indenture – Expenses of the Trust."

Termination events	The Sponsor may direct the Trustee to terminate and liquidate the Trust at any time after the first anniversary of the Trust's inception when the NAV of the Trust is less than $350 million and has continuously been less than such amount for a period of at least • consecutive business days. The Trustee may also terminate the Trust upon the agreement of Shareholders owning 66 2/3% of the outstanding Shares.
The Trustee will terminate and liquidate the Trust if one of the following events occurs:

•	The Depository Trust Company (DTC), the securities depository for the Shares, is unwilling or unable to perform its functions under the Trust Indenture and no replacement is available;
•	The Shares are de-listed from the NYSE and are not listed for trading on another US national securities exchange or through the Nasdaq Stock Market within five business days from the date the Shares are de-listed;
•	The NAV of the Trust remains less than • for a period of • consecutive business days at any time after the first 90 days of the Shares being traded on the NYSE;
•	The Sponsor resigns or is unable to perform its duties and the Trustee has not appointed a successor and has not itself agreed to act as Sponsor;

•	The Trustee resigns or is removed and no successor Trustee is appointed;
•	The Custodian resigns and no successor Custodian is appointed; or
•	The sale of all of the Trust's assets.

Authorized Participants	Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must be a registered broker-dealer or other securities market participant, a participant in DTC and have entered into a Participant Agreement with the Trustee. A list of the current Authorized Participants can be obtained from the Trustee or the Sponsor. See "Creation and Redemption of Shares" for more details.
Clearance and settlement	The Shares will be evidenced by one or more global certificates that the Trustee will issue to DTC. The Shares will be available only in book-entry form. Owners may hold their Shares through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

Report of the Independent Auditors

[To be furnished by amendment]

Statement of Financial Condition

(PRO FORMA) OPENING OF BUSINESS •, 2003

Assets
Investment in gold bullion, at value[1]	$	[a]
Total assets		[a]

Liabilities and Interest of Beneficial Owners
Total liabilities[2]		—

NET ASSETS
Total net assets (applicable to 100,000 Shares outstanding)[3]	$	[a]

Net Asset Value per Equity Gold Share
NAV per Share (comprising [a] / 100,000 Shares outstanding)[3]	$	[a/100,000]

(1)	On the date of the formation of the Trust, the Custodian received 10,000 ounces of unallocated gold on behalf of the Trust, from the Initial Purchaser, in exchange for 1 Basket equivalent to 100,000 Shares. The value of gold has been based on the London PM Fix for the date of the formation of the Trust.

(2)	The costs of the Trust's organization and the initial offering of the Shares, estimated at • , will be borne by the Sponsor. The Trustee has agreed to forego its fee and assume all ordinary expenses of the Trust through the 30th day following the commencement of trading of the Shares on the NYSE. For the period from the 31st day to the first anniversary of the commencement of trading of the Shares on the NYSE, the Trustee will reduce its fee and assume the ordinary expenses of the Trust to the extent that the aggregate annual ordinary expenses of the Trust exceed 0.30% of the average daily value of the Trust's assets (before expenses). The Trust will pay on an ongoing basis the expenses of its operation, including the fees of its Trustee, as described under "Business of the Trust — Trust Expenses" and "Description of the Trust Indenture — Expenses of the Trust" in this prospectus.

(3)	The Shares are created and redeemed in Baskets of 100,000 Shares. See "Creation and Redemption of Shares."

Risk Factors

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, including the Trust's financial statements and the related notes.

The value of the Shares relates directly to the value of the gold held by the Trust and fluctuations in the price of gold could materially adversely affect an investment in the Shares.

The Shares are designed to mirror as closely as possible the price of gold bullion, and the value of the Shares relates directly to the value of the gold held by the Trust, less the Trust's liabilities (including accrued expenses). The price of gold has fluctuated widely over the past several years. Several factors may affect the price of gold, including:

•	Global gold supply and demand, which is influenced by such factors as forward selling by gold producers, purchases made by gold producers to unwind gold hedge positions, central bank purchases and sales, and production and cost levels in major gold-producing countries such as South Africa, the United States and Australia;
•	Investors' expectations with respect to the rate of inflation;
•	Currency exchange rates;
•	Interest rates;
•	Investment and trading activities of hedge funds and commodity funds; and
•	Global or regional political, economic or financial events and situations.

In the event that the price of gold declines, the value of an investment in the Shares is expected to decline proportionately.

The sale of gold by the Trust to pay expenses will reduce the amount of gold represented by each Share on an ongoing basis.

The expenses of the Trust will be accrued, with ordinary expenses being accrued on a daily basis. The Trust will sell its gold over time to pay for its expenses. As a result, the amount of gold represented by each Share will gradually decline on an ongoing basis. For this reason, the trading price of the Shares is expected to gradually decline relative to the price of gold, as the amount of gold represented by the Shares gradually declines.

The Shares may trade in the secondary market at prices that are lower or higher than the value of the gold held by the Trust.

The Shares may trade at either a discount or premium relative to their NAV per Share. The amount of the discount or premium may be influenced by non-concurrent trading hours between the major gold markets and the NYSE. While the Shares will trade on the NYSE until 4:00 PM New York time, liquidity in the global Over-the-Counter market for gold will be reduced after the close of the COMEX, a division of the New York Mercantile Exchange, at 1:30 PM New York time. As a result, during this time, trading spreads, and the resulting premium or discount, on the Shares may widen.

Expenses of the Trust may be higher than anticipated, thus reducing the NAV.

The expenses of the Trust, which accrue daily, are described in "Business of the Trust — Trust Expenses" and "Description of the Trust Indenture — Expenses of the Trust." While these are the reasonably anticipated expenses, if additional or increased expenses arise, or extraordinary expenses occur, the Trust will bear such additional expense, resulting in a decrease in the NAV.

The sale of the Trust's gold to pay expenses at a time of low gold prices could negatively affect the value of the Shares.

The Trustee will sell gold held by the Trust to pay Trust expenses on an as needed basis irrespective of then current gold prices. The Trust is not actively managed and no attempt will be made to sell gold to

Risk Factors

take advantage of fluctuations in the price of gold. Consequently, gold may be sold at a time when the gold price is low, resulting in a negative effect on the value of the Shares.

Purchasing activity in the gold market associated with the purchase of Shares from the Trust may cause a temporary increase in the price of gold. This increase may adversely affect an investment in the Shares.

Purchasing activity associated with acquiring the gold required for deposit into the Trust to create Baskets may temporarily increase the market price of gold, which will result in higher prices for the Shares. Large volumes of purchasing activity connected with the initial issuance of the Shares could temporarily increase the market price of the underlying gold, resulting in a higher price for the Shares on their issue date. Temporary increases in the market price of gold may also occur as a result of the purchasing activity of other market participants. Other market participants may attempt to benefit from an increase in the market price of gold that may result from increased purchasing activity of gold connected with the issuance of the Shares. Consequently, the market price of gold may decline immediately after Baskets are created. If the price of gold declines, the trading price of the Shares will also decline.

The Sponsor and its management have no history of operating an investment vehicle like the Trust.

The Sponsor was expressly formed to be the sponsor of the Trust and has no history of past performance. The past performances of the Sponsor's management in positions with the WGC are no indication of their ability to manage an investment vehicle such as the Trust.

The Shares are a new product and their value could decrease if unanticipated operational or trading problems arise.

The mechanisms and procedures governing the creation, redemption and offering of the Shares have been developed specifically for this product. Consequently, there may be unanticipated problems or issues with respect to the mechanics of the Trust's operations and the trading of the Shares that could have a materially adverse effect on an investment in the Shares. In addition, although the Trust is not actively "managed" by traditional methods, to the extent that unanticipated operational or trading problems or issues arise, the Sponsor's past experience and qualifications may not be suitable for solving these problems or issues.

The Trust may terminate and liquidate at a time that is disadvantageous to Shareholders.

The termination of the Trust and the liquidation of the Trust's assets may be triggered by events outside of the Sponsor's or the Shareholders' direct control, including:

•	If the Shares are de-listed from the NYSE, unless the Shares are listed for trading on another US national securities exchange or through the Nasdaq Stock Market within five business days from the date the Shares are de-listed; or
•	If the Trust's NAV remains less than $ • for a period of • consecutive days at any time after the first 90 days of the Shares being traded on the NYSE.

The termination of the Trust at a time of lower gold prices could negatively affect Shareholders.

The lack of a market for the Shares may limit the ability of Shareholders to sell the Shares.

Prior to the date of this prospectus, there has been no market for the Shares, and there can be no assurance that an active public market for the Shares will develop. If an active public market for the Shares does not exist or continue, the market prices and liquidity of the Shares may be adversely affected.

The operations of the Trust and the Sponsor depend on support from the WGC. This support may not be available in the future.

The Sponsor of the Trust is a subsidiary of the WGC, a not-for-profit association that represents members of the gold mining industry through international marketing programs directed at stimulating demand for gold in all forms.

Risk Factors

The ongoing operations of the Trust depend on the financial and management support of the Sponsor. The Trustee's agreement to reduce its fee and bear all ordinary expenses of the Trust through the 30th day following commencement of trading of the Shares on the NYSE and thereafter until the first anniversary of the Trust's inception, to the extent the aggregate annual expenses of the Trust exceed 0.30% of the average daily value of the Trust's assets depends on the financial and management support of the Sponsor. Similarly, the Sponsor's undertaking to indemnify the Trust and the Shareholders against certain claims of infringement of intellectual property rights and contractual entitlement to act as trustee (see the section entitled "Alleged competing intellectual property and trustee claims" below), also depends on the financial and management support of the Sponsor. The operations of the Sponsor, in turn, depend on the financial and management support of the WGC. If the WGC limits or ends its support of the Sponsor for any reason, the operations of the Trust and an investment in the Shares may be adversely affected. As a result, the Trust may be required to terminate.

The WGC's members determine the financial plan of the WGC. The WGC's current and reasonably forseeable liabilities are underwritten by the WGC's members through the end of 2003. The Sponsor's current and reasonably foreseeable liabilities are also underwritten by the WGC's members through the end of 2004. The WGC's members intend that future financial plans of the WGC will cover a three-year prospective period and will be considered on a rolling basis. There is no assurance that the WGC's members will fund the WGC or, indirectly, the Sponsor in the future in the same manner as they have in the past. Lack of such funding could adversely affect the ability of the Sponsor to support the Trust.

Shareholders will not have the rights enjoyed by investors in certain other vehicles.

As interests in a passive investment trust, the Shares have none of the statutory rights normally associated with the ownership of shares of a corporation (including, for example, the right to bring "oppression" or "derivative" actions). See "Description of the Shares" for a description of the limited rights of holders of Shares.

An investment in the Shares may be adversely affected by competition from other methods of investing in gold.

The Trust is a new, and thus untested, type of investment vehicle. It will compete with other financial vehicles, including traditional debt and equity securities issued by gold industry participants and direct investments in gold. Market and financial conditions, and other conditions beyond the Sponsor's control, may make it more attractive to invest in other financial vehicles or to invest in gold directly, which could limit the market for the Shares and reduce the liquidity of the Shares.

Crises may motivate large-scale sales of gold which could decrease the price of gold and adversely affect an investment in the Shares.

The possibility of large-scale distress sales of gold in times of crisis may have a short-term negative impact on the price of gold and adversely affect an investment in the Shares. For example, the 1998 Asian financial crisis resulted in significant sales of gold by individuals which depressed the price of gold. Similar situations in the future may impair gold's price performance and adversely affect an investment in the Shares.

Substantial sales of gold by the official sector could adversely affect an investment in the Shares.

The official sector consists of central banks, other governmental agencies and multi-lateral institutions which hold gold. The official sector holds a significant amount of gold, most of which is static, meaning that it is held in vaults and is not bought, sold, leased or swapped or otherwise mobilized in the open market. A number of central banks have sold portions of their gold over the past 10 years, with the result that the official sector, taken as a whole, has been a net supplier to the open market. Since 1999, sales have been made in a coordinated manner under the terms of the Central Bank Gold Agreement, under which 15 of the world's major central banks (including the European Central Bank) signed an agreement to limit the level of their gold sales and lending to the market for the following five years. See "Overview of the Gold Industry — Sources of Gold Supply" and "Analysis of Movements in the Price of Gold" for more details. Although the Central Bank Gold Agreement is widely expected to be renewed, probably for

Risk Factors

a further five years, when it expires in September 2004, it is possible that this agreement will not be renewed. In the event that future economic, political or social conditions or pressures require members of the official sector to liquidate their gold assets all at once or in an uncoordinated manner, the demand for gold might not be sufficient to accommodate the sudden increase in the supply of gold to the market. Consequently, the price of gold could decline significantly, which would adversely affect an investment in the Shares.

A widening of interest rate differentials could negatively affect the price of gold.

A combination of rising money interest rates and a continuation of the current low cost of borrowing gold could improve the economics of selling gold forward. This could result in an increase in hedging by gold mining companies and short selling by speculative interests, which would adversely affect the price of gold. Under such circumstances, the price of Shares would be similarly affected.

The Trust's gold may be subject to loss, damage, theft or restriction on access.

There is a risk that part or all of the Trust's gold could be lost, damaged or stolen. Access to the Trust's gold could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). Any of these events may adversely affect the operations of the Trust and, consequently, an investment in the Shares.

Gold held by the Trust may be uninsured.

If the Trust's gold is lost, damaged or destroyed, the only recourse of the Trust might be against the Custodian or subcustodians, any of which may not have the financial resources to satisfy a valid claim by the Trust. While the Custodian has agreed to maintain insurance with regard to its business, the Trust will not be a beneficiary of any such insurance and does not have the ability to dictate the nature or amount of coverage.

Gold bullion allocated to the Trust may not meet the London Good Delivery bar standards.

Although the Custodian is responsible for allocating gold bullion which meets the London Good Delivery bar standards to the Trust, neither the Trustee nor the Custodian independently confirms the fineness of the gold allocated to the Trust. The gold bullion allocated to the Trust by the Custodian in connection with the creation of Shares may be of a fineness or weight different from that reported to the Custodian or required by the Trust. If the Trustee nevertheless delivers the Shares, the Trust may suffer a loss. The standards for a London Good Delivery bar are described in "Operation of the Gold Bullion Market – The London Bullion Market."

The Trustee and the Custodian exercise limited or no oversight over the subcustodians who may hold the Trust's gold.

Under the Allocated Bullion Account Agreement described in "Description of the Custody Agreements," the Custodian may appoint from time to time one or more subcustodians to hold the Trust's gold. These subcustodians may in turn appoint their own subcustodians. The Custodian is required by the Custody Agreements to use reasonable care in appointing its subcustodians but has no duty to oversee these subcustodians after they have been appointed. The Custodian also has no responsibility for the appointment of, and exercises no oversight over, subcustodians appointed by a subcustodian which the Custodian has appointed. The Trustee exercises no oversight over any subcustodian.

The ability of the Trustee and the Custodian to take legal action against subcustodians may be limited.

There are expected to be no written contractual arrangements between subcustodians who may hold the Trust's gold and the Trustee or the Custodian. As such, the ability of the Trustee or the Custodian to bring legal action against any subcustodian may be limited or unavailable.

If the Custodian becomes insolvent, gold held in the Trust's unallocated gold account would represent an unsecured claim against the Custodian, and the Custodian's assets may not be adequate to satisfy a claim by the Trust.

Gold which is part of a deposit for a purchase order or part of a redemption distribution will be held for a time in the Trust's unallocated gold account. During that time, the Trust will be an unsecured creditor

Risk Factors

of the Custodian with respect to the amount so held. In the event the Custodian became insolvent, the Custodian's assets might not be adequate to satisfy a claim by the Trust for the amount of gold held in the Trust's unallocated gold account.

Alleged competing intellectual property and trustee claims could adversely affect the Trust and an investment in the Shares.

A major third party financial institution has made allegations to the Sponsor asserting ownership of certain intellectual property which may be connected with the Trust and contractual entitlement to act as the trustee of the Trust. The Sponsor believes these allegations arose in the context of exploratory discussions between the Sponsor, the third party financial institution and various other parties during the very early phases of the Trust's development. No proceedings have been instituted, and the Sponsor does not believe that this third party financial institution has any valid claims. Nevertheless, it is possible that the negotiation, litigation or settlement of such claims, or the ultimate disposition of such claims in a court of law if a suit is brought, could adversely affect the Trust and an investment in the Shares, such as possibly resulting in expenses or damages or the termination of the Trust. The Sponsor has agreed to indemnify the Trust and the Shareholders against any expenses or damages that the Trust may incur as a result of these allegations during the life of the Trust.

In issuing Shares, the Trustee will rely on certain information received from the Custodian which is subject to confirmation after the Trustee has relied on the information.

The Custodian's definitive records are prepared after the close of its business. However, when issuing Shares, the Trustee will rely on information reporting the credits to the Trust's unallocated account which it receives from the Custodian during the business day and which is subject to correction during the preparation of the Custodian's definitive records after the close of business. If the information relied upon by the Trustee is incorrect, the amount of gold actually received by the Trust may be more or less than the amount required to be deposited for the issuance of the Shares.

The Trust's obligation to reimburse the Initial Purchaser for certain liabilities in the event the Sponsor fails to indemnify the Initial Purchaser could adversely affect an investment in the Shares

The Sponsor has agreed to indemnify the Initial Purchaser against any loss, damage, expense, liability or claim that may be incurred by the Initial Purchaser in connection with (1) any untrue statement or alleged untrue statement of a material fact contained in this prospectus and the exhibits to the registration statement of which this prospectus is a part, (2) any untrue statement or alleged untrue statement of a material fact made by the Sponsor with respect to any representations and warranties or any covenants under the distribution agreement between the Sponsor and the Initial Purchaser, dated •, 2003, or failure of the Sponsor or the Trust to perform any agreement or covenant therein, [(3) any untrue statement or alleged untrue statement of a material fact contained in any materials used in connection with the marketing of the Shares] and (4) in connection with third party allegations as described in "Alleged competing intellectual property and trustee claims could adversely affect the Trust and an investment in the Shares" below, and to contribute to payments that the Initial Purchaser may be required to make in respect thereof. The Trust has agreed to reimburse the Initial Purchaser in respect of any liabilities arising under (i) of the preceding sentence or under (ii) of the preceding sentence insofar as they relate to statements by or about the Trust or failures of the Trust to perform an agreement or covenant to the extent the Sponsor has not paid such amounts directly when due. In the event the Trust is required to pay any such amounts, the Trustee would be required to sell assets of the Trust to cover the amount of any such payment and the NAV of the Trust would be reduced accordingly.

Overview of the Gold Industry

HOW GOLD TRAVELS FROM THE MINE TO THE CUSTOMER

The following is a general description of the typical path gold takes from the mine to the customer. Individual paths may vary at several stages in the process from the following description.

Gold, a naturally occurring element, is found in ore deposits throughout the world. Ore containing gold is first either dug from the surface or blasted from the rock face underground. The mined ore is hauled to a processing plant, where it is crushed or milled. The crushed or milled ore is then concentrated in order to separate out the coarser gold and heavy mineral particles from the remaining parts of the ore. Gold is extracted from these ore concentrates by a number of processes and, once extracted, is then smelted to a gold-rich doré (generally a mixture of gold and silver) and cast into bars. Smelting, in its simplest definition, involves the melting of ores or concentrates with a reagent which results in the separation of the gold from the impurities.

The doré goes through a series of refining processes to upgrade it to a purity and format that is acceptable in the market place. Refining can take a number of different forms, according to the type of ore being treated. The doré is refined to a purity of 99.5% or higher. The most common international standard of purity is the standard for a London Good Delivery bar, described in "Operation of the Gold Bullion Market — The London Bullion Market."

The gold mining company pays the refinery a fee, and then sells the bars to a bullion dealer. In some cases, the refinery may buy the gold from the mining company, thus effectively operating as a bullion dealer. Bullion dealers in turn sell the gold to manufacturers of jewelry or industrial products containing gold. Both the sale by the mine and the purchase by the manufacturer will frequently be priced with reference to the London gold price fix, which is widely used as the price benchmark for gold transactions.

Some gold mining companies sell forward their gold to a bullion dealer in order to lock in the cash-flow for revenue management purposes. The price they receive on delivery of the gold will be that which was agreed to at the time of the initial transaction, equivalent to the spot price plus the interest accrued up until the date of delivery.

Once a manufacturer of jewelry or industrial products has taken delivery of the purchased gold, the manufacturer fabricates it and sells the fabricated product to the customer. This is the typical pattern in many parts of the developing world. In some countries, especially in the industrialized world, bullion dealers will lease gold out to a manufacturer. In these cases, the gold will be stored in a secured vault on the premises of the manufacturer, who will use these consignment stocks for fabrication into products as needed. The actual sale of the gold from the bullion dealer to the manufacturer only takes place at the time the manufacturer sells the product, either to a distributor, a retailer or the customer.

In some cases, the manufacturer may, often for cost reasons, ship the gold to another country for fabrication into products. The fabricated products may then be returned to the manufacturer's country of business for onward sale, or shipped to a third country for sale to the customer.

GOLD SUPPLY AND DEMAND

Gold is a physical asset that is accumulated, rather than consumed. As a result, virtually all the gold that has ever been mined still exists today in one form or another. The Gold Fields Mineral Services Ltd. (GFMS) Gold Survey 2003 estimates that existing above-ground stocks of gold amounted to 147,800 tonnes (approximately 4.8 billion ounces) at the end of 2002. These stocks have increased by 2.1% per year on average for the ten years ending December 2002.

Existing stocks of gold may be broadly divided into two categories based on the primary reason for the purchase or the holding of the gold:

•	Gold purchased or held as a store of value or monetary asset; and
•	Gold purchased or held as a raw material or commodity.

Overview of the Gold Industry

The first category, gold held as a store of value or monetary asset, includes the 33,580 tonnes of gold that is estimated to be owned by the official sector (central banks, other governmental agencies and multi-lateral institutions such as the International Monetary Fund). An estimated 4,280 tonnes of this gold has already been mobilized into the market and fabricated into gold products. This reduces to 29,300 (19.8% of the estimated total) the total that could theoretically become available in the unlikely event that all official sector holdings were liquidated. The 22,700 tonnes of gold (15.4% of the estimated total) in the hands of private investors also falls into this first category. While much of the gold in this category exists in bullion form and, in theory, could be mobilized and made available to the market, there are currently no indications that a significantly greater amount of gold will be mobilized in the near future than has been mobilized in recent years.

The second category, gold held as a raw material or commodity, includes the 75,500 tonnes of gold (51.1% of the estimated total) that has been manufactured into jewelry. As all gold jewelry exists as fabricated products, the jewelry would need to be remelted and transformed into bullion bars before being mobilized into the market in an acceptable form. While adornment is the primary motivation behind purchases of gold jewelry in the industrialized world, much of the jewelry in the developing world has an additional store of value element, with this jewelry being held, at least in part, as a means of savings. As such jewelry tends to be of higher purity, the price of an item of jewelry is more closely correlated with the value of the gold contained in it than is the case in the industrialized world. As a result, this jewelry is more susceptible to recycling. Recycled jewelry, primarily from the developing world, is the largest single component of annual gold scrap supply, which has averaged 696 tonnes annually over the last ten years.

The second category also includes the 16,700 tonnes of gold (11.3% of the estimated total) that has been manufactured or incorporated into industrial products. Similar to jewelry, this gold would need to be recovered from the industrial products, remelted and recast into bars before it could be mobilized into the market. Small quantities of remelted gold from industrial products come onto the market each year.

Approximately 3,600 tonnes of above-ground stocks (2.4% of the estimated total) is unaccounted for.

World Gold Supply and Demand (1993 – 2002)

The following table sets forth a summary of the world gold supply and demand for the last ten years which is based on information reported in the GFMS Gold Survey 2003.

	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002
Supply
					(Tonnes)[1]
Mine production	2,291	2,285	2,291	2,375	2,493	2,542	2,574	2,591	2,623	2,587
Old gold scrap	577	621	631	644	626	1,099	608	609	708	835
Official sector sales	468	130	167	279	326	363	477	479	529	556
Net producer hedging	142	105	475	142	504	97	506	(15)	(151)	(423)
Total Reported Supply	3,478	3,141	3,564	3,440	3,949	4,101	4,165	3,664	3,709	3,555
Demand
Gold fabrication in carat jewelry	2,559	2,640	2,812	2,856	3,311	3,182	3,154	3,232	3,038	2,689
Gold fabrication in electronics	178	187	204	207	235	225	247	285	204	210
Gold fabrication in dentistry	63	64	67	68	70	64	66	69	68	69
Gold fabrication in other industrial and decorative applications	100	104	110	113	115	103	99	101	101	82
Retail investment	331	349	465	298	493	337	446	335	359	377
Total Reported Demand	3,232	3,344	3,657	3,541	4,223	3,911	4,011	4,022	3,769	3,427
Supply less Demand[2]	246	(203)	(92)	(102)	(275)	191	154	(357)	(61)	128

(1)	"Tonne" refers to one metric tonne. This is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.
(2)	A negative number means that total reported demand exceeded total reported supply. Totals may not add due to independent rounding.

Overview of the Gold Industry

SOURCES OF GOLD SUPPLY

Sources of gold supply include both mine production and recycling or mobilizing of existing above-ground stocks. The largest portion of gold supplied into the market annually is from gold mine production. The second largest source of annual gold supply is from old scrap, which is gold that has been recovered from jewelry and other fabricated products and converted back into marketable gold. Official sector sales have outstripped purchases since 1989, creating additional net supply of gold into the marketplace. Net producer hedging accelerates the sale of physical gold and can therefore impact, positively or negatively, supply in a given year.

Mine production

Mine production includes gold produced from both primary deposits and from secondary deposits where the gold is recovered as a by-product metal from other mining activities.

Mine production is derived from more than 900 separate operations on all continents of the world, except Antarctica. Any disruption to production in any one locality is unlikely to affect a significant number of these operations simultaneously. Such potential disruption is unlikely to have a material impact on the overall level of global mine production, and therefore equally unlikely to have a noticeable impact on the gold price.

In the unlikely event of significant disruptions to production occurring simultaneously at a large number of individual mines, any impact on the price of gold would likely be short-lived. Historically, any sudden and significant rise in the price of gold has been followed by a reduction in physical demand which lasts until the period of unusual volatility is past. Gold price increases also tend to lead to an increase in the levels of recycled scrap used for gold supply. Both of these factors have tended to limit the extent and duration of upward movements in the price of gold.

Since 1984, the amount of new gold that is mined each year has been substantially lower than the level of physical demand. For example, during the five years from 1998 to 2002, new mine production only satisfied 67% of the total demand for fabrication and retail investment. The shortfall in total supply has been met by additional supplies from existing above-ground stocks, predominantly coming from the recycling of fabricated gold products, official sector sales and net producer hedging.

Old gold scrap

Gold scrap is gold that has been recovered from fabricated products, melted, refined and cast into bullions bars for subsequent resale into the gold market. The predominant source of gold scrap is recycled jewelry, which is largely a function of price and economic circumstances. The 1998 peak in gold scrap supply can be attributed to the concurrent collapse of many of the East Asian currencies, which began with the Thai Baht in July 1997, leading to price-driven and distress related selling.

Official sector sales

Historically, central banks have retained gold as a strategic reserve asset. However, since 1989 the official sector has been a net seller of gold to the private sector, supplying an average of 368 tonnes per year from 1989 to 2002 inclusive. This has resulted in net movements of gold from the official to the private sector. Owing to the prominence given by market commentators to this activity and the size of official sector gold holdings, this area has been one of the more visible sources of supply. The official sector will continue to play an important role in the dynamics of the gold market.

The Central Bank Gold Agreement, also known as the Washington Agreement on Gold (WAG), announced during the IMF meetings in Washington, DC on September 26, 1999, is a voluntary agreement among key central banks to clarify their intentions with respect to their gold holdings. The signatories to the agreement were the European Central Bank and 14 other central banks. These institutions agreed not to enter the gold market as sellers except for already decided sales, which were to be achieved through a five year program that limited annual sales to approximately 400 tonnes and total sales over the period to 2,000 tonnes. The signatories further agreed not to expand their use of gold lending and derivatives over the period. The agreement, unless renewed, expires in 2004. The United States and Japan, while not signatories, agreed to abide by the spirit of the agreement.

Overview of the Gold Industry

The following chart shows the reported gold holdings in the official sector.

(1)	The Euro Area comprises the following countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, and Spain, plus the European Central Bank from January 1999 when the European Economic and Monetary Union was implemented.

Net producer hedging

Net producer hedging creates incremental supply in the market by accelerating the timing of the physical sale of gold. A mining company wishing to protect itself from the risk of a decline in the gold price may elect to sell some or all of its anticipated production for delivery at a future date. A bullion dealer accepting such a transaction will finance it by borrowing an equivalent quantity of physical gold (typically from a central bank), which is immediately sold into the market. The bullion dealer then invests the cash proceeds from that sale of physical gold and uses the yield on these investments to pay the gold mining company the contango (i.e., the premium available on gold for future delivery). When the mining company delivers the gold it has contracted to sell to the bullion dealer, the dealer returns the gold to the central bank that lent it, or rolls the loan forward in order to finance similar transactions in the future. While over time hedging transactions involve no net increase in the supply of gold to the market, they do accelerate the timing of the sale of the physical gold, which has an impact on the balance between supply and demand at the time. Since 2000, there has been an annual net reduction in the volume of outstanding producer hedges that has reduced supply.

The following illustration details a typical forward hedging transaction (numbering indicates sequential timing).

Overview of the Gold Industry

SOURCES OF GOLD DEMAND

As reported by published statistics, the demand for gold was less than 3.0% of total above ground stocks in 2002. Demand for gold is driven primarily by demand for jewelry, which is used for adornment and, in much of the developing world, as an investment. Retail investment and industrial applications represent increasingly important, though relatively small, components of overall demand. Retail investment is measured as customer purchases of bars and coins. Gold bonding wire and gold plated contacts and connectors are the two most frequent uses of gold in industrial applications.

Gold demand is widely dispersed throughout virtually all countries in the world. While there are seasonal fluctuations in the levels of demand for gold (especially jewelry) in many countries, variations in the timing of such fluctuations in different countries mean that seasonal changes in demand do not have a significant impact on the global gold price.

Jewelry

The primary source of gold demand is gold jewelry. The motivation for jewelry purchases differs in various regions of the world. In the industrialized world, gold jewelry tends to be purchased purely for adornment purposes, while gold's attributes as a store of value and a means of saving provide an additional motivation for jewelry purchases in much of the developing world. Price and economic factors, such as available wealth and disposable income, are the primary factors in jewelry demand. Jewelry purchased purely for adornment purposes is generally of lower caratage or purity, but with greater added value in terms of design input and improved finishes. In those parts of the world where the additional motivation of savings or investment applies to the purchase of jewelry, which are mainly in Asia, the Indian subcontinent and the Middle East, gold jewelry is generally of higher caratage, and the purchase price more closely reflects the value of the gold contained in each item.

Electronics, dentistry and other industrial and decorative applications

Gold bonding wire and gold plated contacts and connectors are the two most frequent uses of gold in electronics. Other uses include high-melting point gold alloy solders and gold thick film pastes for hybrid circuits. In conservative and restorative dentistry, gold is generally used alloyed with other noble metals and with base metals, for inlay and onlay fillings, crown and bridgework and porcelain veneered restorations. Increasingly, pure gold electroforming is being used for dental repairs. Other industrial applications of gold include the use of thin gold coatings on table and enamel ware for decorative purposes and on glasses used in the construction and aerospace industries to reflect infra-red rays. Small quantities are also used in various pharmaceutical applications, including the treatment of arthritis, and in medical implants. Future applications for gold catalysts are in pollution control, clean energy generation and fuel cell technology. In addition, work is under way on the use of gold in cancer treatment.

Retail investment

Retail investment demand covers coins and bars meeting the standards for investment gold adopted by the European Union, extended to include medallions of no less than 99% purity, and bars or coins which are likely to be worn as jewelry in certain countries. Retail investment is measured as net purchases by the ultimate customer.

Operation of the Gold Bullion Market

GLOBAL OVER-THE-COUNTER MARKET

Gold trading on the global Over-the-Counter (OTC) market consists of transactions in spot, forwards, and options and other derivatives, together with exchange-traded futures and options. The OTC market trades on a 24-hour per day continuous basis and accounts for most global gold trading.

Liquidity in the OTC market can vary from time to time during the course of the 24-hour trading day. Fluctuations in liquidity are reflected in adjustments to dealing spreads – the differential between a dealer's "buy" and "sell" prices. The period of greatest liquidity in the gold market is typically that time of the day when trading in the European time zones overlaps with trading in the United States, that is when OTC market trading in London, New York and other centers coincides with futures and options trading on the COMEX. This period lasts for approximately four hours each US business day morning, New York time.

Market makers, as well as others in the OTC market, trade with each other and with their clients on a principal-to-principal basis. All risks and issues of credit are between the parties directly involved in the transaction. Market makers include the ten market-making members of the LBMA, the trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market.The ten market-making members of the LBMA are: AIG International Ltd., Barclays Bank Plc, Deutsche Bank AG, HSBC Bank USA (London branch), J. Aron and Company (UK) (a division of Goldman Sachs), JPMorganChase Bank, N M Rothschild & Sons Ltd., ScotiaMocatta (a subsidiary of the Bank of Nova Scotia), Société Générale, and UBS AG. The OTC market provides a relatively flexible market in terms of quotes, price, size, destinations for delivery and other factors. Bullion dealers customize transactions to meet clients' requirements. The OTC market has no formal structure and no open-outcry meeting place.

The main centers of the OTC market are London, New York and Zurich. Mining companies, central banks, manufacturers of jewelry and industrial products, together with investors and speculators, tend to transact their business through one of these market centers. Centers such as Dubai and several cities in the Far East also transact substantial OTC market business, typically involving jewelry and small bars (1 kilogram or less). Bullion dealers have offices around the world and most of the world's major bullion dealers are either members or associate members of the LBMA. Of the 10 market-making members of the LBMA, six offer clearing services. There are a further 44 full members, plus a number of associate members around the world.

In the OTC market, the standard size of gold trades between market makers ranges between 5,000 and 10,000 ounces. Bid-offer spreads are typically 50 US cents per ounce. Dealers are willing to offer clients competitive prices for much larger volumes, potentially up to 100,000 ounces, although this will vary according to the dealer, the client and market conditions, as transaction costs in the OTC market are negotiable between the parties and therefore vary widely. Cost indicators can be obtained from various information service providers as well as dealers.

THE LONDON BULLION MARKET

Although the market for physical gold is distributed globally, most OTC market trades are cleared through London. In addition to coordinating market activities, the LBMA acts as the principal point of contact between the market and its regulators. A primary function of the LBMA is its involvement in the promotion of refining standards by maintenance of the London Good Delivery Lists, which are the lists of LBMA accredited melters and assayers of gold. The LBMA also coordinates market clearing and vaulting, promotes good trading practices and develops standard documentation.

The term "loco London" gold refers to gold physically held in London that meets the specifications for weight, dimensions, fineness (or purity), identifying marks (including the assay stamp of a LBMA acceptable refiner) and appearance set forth in "The Good Delivery Rules for Gold and Silver Bars" published by the LBMA. Gold bars meeting these requirements are described in this prospectus from time

Operation of the Gold Bullion Market

to time as "London Good Delivery bars." The unit of trade in London is the troy ounce, whose conversion between grams is: 1000 grams = 32.1507465 troy ounces and 1 troy ounce = 31.1034768 grams. A London Good Delivery bar is acceptable for delivery in settlement of a transaction on the OTC market. Typically referred to as 400-ounce bars, a London Good Delivery bar must contain between 350 and 430 fine troy ounces of gold, with a minimum fineness (or purity) of 995 parts per 1000 (99.5%), be of good appearance and be easy to handle and stack. The fine gold content of a gold bar is calculated by multiplying the gross weight of the bar (expressed in units of 0.025 troy ounces) by the fineness of the bar. A London Good Delivery bar must also bear the stamp of one of the melters and assayers who are on the LBMA approved list. The gold spot price always refers to that of a London Good Delivery bar. Business is generally conducted over the phone and through a widely used electronic dealing system.

Twice daily during London trading hours there is a "fix" which provides reference gold prices for that day's trading. Many long-term contracts will be priced on the basis of either the morning (AM) or afternoon (PM) London fix, and market participants will usually refer to one or the other of these prices when looking for a basis for valuations. The London fix is the most widely used benchmark for daily gold prices and is quoted by various financial information sources.

Formal participation in the London fix is traditionally limited to five members of the LBMA, each a bullion dealer. The fix is held in London, starting at 10:30 AM and 3:00 PM London time, at the offices of the fixing chairman, N M Rothschild & Sons Limited. The other members of the gold fixing are currently Deutsche Bank AG, HSBC Bank USA, ScotiaMocatta (a subsidiary of the Bank of Nova Scotia), and Société Générale. Any other market participant wishing to participate in trading on the fix is required to do so through one of these five dealers.

Clients place orders either with one of the five fixing members or with another bullion dealer who will then be in contact with a fixing member during the fixing. The fixing members net-off all orders when communicating their net interest at the fixing. The fix begins with the fixing chairman suggesting a "trying price," reflecting the market price prevailing at the opening of the fix. This is relayed by the fixing members to their dealing rooms which have direct communication with all interested parties. Any market participant may enter the fixing process at any time, or adjust or withdraw his order. The gold price is adjusted up or down until all the buy and sell orders are matched, at which time the price is declared fixed. All fixing orders are transacted on the basis of this fixed price, which is instantly relayed to the market through various media. The fix is widely viewed as a full and fair representation of all market interest at the time.

FUTURES EXCHANGES

The most significant gold futures exchanges are the COMEX, a division of the New York Mercantile Exchange, and the Tokyo Commodity Exchange (TOCOM). The COMEX is the largest exchange in the world for trading of metals futures and options and has been trading gold since 1974. The TOCOM has been trading gold since 1982. Trading on these exchanges is based on fixed delivery dates and transaction sizes for the futures and options contracts traded. Trading costs are negotiable. As a matter of practice, only a small percentage of the futures market turnover ever comes to physical delivery of the gold represented by the contracts traded. Both exchanges permit trading on margin. Margin trading can add to the speculative risk involved given the potential for margin calls if the price moves against the contract holder. COMEX operates through a central clearance system, while TOCOM operates as an intermediary between members for settlement. This is technically different from being a counterparty for each member for clearing (as in the case of COMEX), but in practice the result is very similar.

Operation of the Gold Bullion Market

OTHER EXCHANGES

There are other gold exchange markets, such as the Istanbul Gold Exchange (trading gold since 1995), the Shanghai Gold Exchange (trading gold since October 2002) and the Hong Kong Chinese Gold & Silver Exchange Society (trading gold since 1918).

MARKET REGULATION

The global gold markets are overseen and regulated by both governmental and self-regulatory organizations. In addition, certain trade associations have established rules and protocols for market practices and participants. In the United Kingdom, responsibility for the regulation of the financial market participants, including the major participating members of the LBMA, falls under the authority of the Financial Services Authority (FSA) as provided by the Financial Services and Markets Act 2000 (FSM Act). Under this act, all UK-based banks, together with other investment firms, are subject to a range of requirements, including fitness and properness, capital adequacy, liquidity, and systems and controls.

The FSA is responsible for regulating investment products, including derivatives, and those who deal in investment products. Regulation of spot, commercial forwards, and deposits of gold and silver not covered by the FSM Act is provided for by The London Code of Conduct for Non-Investment Products, which was established by market participants in conjunction with the Bank of England.

Participants in the US OTC market for gold are generally regulated by their existing market regulators. For example, participating banks are regulated by the banking authorities. In the US, Congress created the Commodity Futures Trading Commission (CFTC) in 1974 as an independent agency with the mandate to regulate commodity futures and option markets in the United States. The CFTC regulates market participants and has established rules designed to prevent market manipulation, abusive trade practices and fraud. The CFTC requires that any trader holding an open position of more than 100 lots (i.e., 10,000 ounces) in any one contract month on COMEX must declare his identity, the nature of his business (hedging, speculative, etc.) and the existence and size of his positions.

Market integrity on the TOCOM is preserved by the TOCOM's authority to perform financial and operational surveillance on its members' trading activities, scrutinize positions held by members and large-scale customers, and monitor the price movements of futures markets by comparing them with cash and other derivative markets' prices. To act as a Futures Commission Merchant Broker, a broker must obtain a license from Japan's Ministry of Economy, Trade and Industry (METI). METI establishes the rules for operation of the commodity exchange and administers the exchange and its members through requirements of law and various supervisory functions.

Analysis of Movements in the Price of Gold

As movements in the price of gold are expected to directly affect the price of the Shares, investors should understand what the recent movements in the price of gold have been. Investors, however, should be aware that past movements in the gold price are not indicators of future movements. This section of the prospectus identifies recent trends in the movements of the gold price and discusses some of the important events which have influenced these movements.

The following chart provides historical background on the price of gold. The chart illustrates movements in the price of gold in US dollars per ounce over the period from January 1971 to May 1, 2003, based on the London PM Fix.

The following chart illustrates the movements in the price of gold in US dollars per ounce over the period from January 1999 to May 1, 2003, which corresponds to the boxed portion of the above chart.

Analysis of Movements in the Price of Gold

After reaching a 20-year low of $252.80 per ounce at the London PM Fix on July 20, 1999, the gold price staged a gradual increase to close the year 2002 at $342.75 per ounce (the morning fix on December 31, 2002). Since the start of 2003, the gold price has risen to a high fix of $385.00 per ounce (the morning fix on February 5, 2003), before falling back into the $330-350 per ounce range.

The initial reason for the market's turnaround during 1999 was the strong rise in physical demand, notably in price sensitive markets such as China, Egypt, India and Japan. The sharp gold price rise in September 1999 was largely a reflection of the Central Bank Gold Agreement, which removed an important element of uncertainty from the market and led not just to renewed professional interest in the market but also to short-covering purchases. The Central Bank Gold Agreement underpinned improved sentiment in the longer term (fears over official sector sales had been a key element to negative sentiment across the market in the latter part of the 1990s).

Despite the Central Bank Gold Agreement, a number of factors led to the gold price resuming a downward trend in 2000. These included renewed strength in the dollar (gold often being perceived as a dollar hedge), strong global economic growth, low inflation and, for much of the year, buoyant stock markets in the United States and other key countries. This downward price trend persisted into the early part of 2001. At this time the gold price once again appeared to be approaching $250 per ounce but, as before, strong physical demand from price sensitive markets such as India again countered the downward trend.

Sentiment in the gold market started to change in early 2001, and the gold price has shown an upward trend since March of that year. A rapid economic slowdown occurred in the world economy, while stock markets in the United States and other key countries were falling. There was an end to the significant disinvestment in gold in Europe and North America that had affected gold prices during 2000. In addition, the rapid sequence of interest rate cuts in the United States reduced the risk/reward ratio that had previously been enjoyed by speculators who had been trading in the gold market from the short side (i.e., selling forward or futures with a view to buying back at a lower price). Lower interest rates reduced the contango (i.e., the premium available on gold for future delivery) available and this, combined with steady prices, meant that such trades became increasingly unattractive. After the first quarter of 2001, some mining companies started to reduce their hedge books, reducing the amount of gold coming onto the market. Political uncertainties and the continuing economic downturn after the attacks of September 11, 2001 added to demand for gold investments.

The continuation of the upward price trend during 2002 reflected concerns over the global economy, equity markets and whether stock prices were discounting over-optimistic earnings streams, along with concerns over banking crises (Argentina, Japan), currency volatility (notably affecting the US dollar), corporate governance issues and growing political tension. Political issues were particularly influential during the early part of 2003. The markets have been attuned to the changing nuances in the political arena, notably with respect to the Middle East. North Korea's recent moves to reactivate its nuclear program have also been a topic of considerable concern, and increasing tensions between Pakistan and India have also fuelled purchases. Buying activity in the gold market as a result of political tensions has come from a full range of market participants. These participants have ranged from the "man in the street," particularly in Asia, through money managers looking to diversify risk, to speculators looking to trade trends. Speculative activity contributed to the gold price's sharp rise in early February and its subsequent retracement as speculators took profits when political risks appeared to lessen. However, the risk-averse investors have generally not left the market. Volatility in the price has also deterred some would-be jewelry purchasers in price sensitive markets, as many of these buyers prefer to wait for stable times.

Business of the Trust

The purpose of the Trust is to hold gold bullion. As the value of the Shares is tied to the value of the gold held by the Trust, it is important in understanding the investment attributes of the Shares to first understand the investment attributes of gold.

THE CASE FOR INVESTING IN GOLD

All forms of investment carry some degree of risk. In addition, the Shares have certain unique risks, as described in "Risk Factors." Holding gold directly also has risks. However, including gold in a well-balanced portfolio can help diversify risk.

Gold's ability to serve as a portfolio diversifier is due to its historically low-to-negative correlation with stocks and bonds. The economic forces that determine the price of gold are different from the forces that determine the prices of most financial assets. For example, the price of a stock often depends on the earnings or growth potential of the issuing company or the confidence investors have in its management. The price of a bond depends primarily on its credit rating, its yield and the yields of competing fixed income investments. The price of gold, however, depends on different factors, including the supply and demand for gold, the strength or weakness of the US dollar, the rate of inflation and interest rates and the current political environment. Gold does not depend on a promise to pay on the part of any government or corporation, as is the case with investments in money market instruments as well as the corporate and government bond markets. Gold is not directly affected by the economic policies of any individual country and cannot be repudiated, as is the case with paper assets. Gold is not subject to the risk of default or bankruptcy. Gold cannot be created at will as can paper-backed assets.

Some of gold's investment attributes are shared with traditional portfolio diversifiers, which include non-US equities, emerging markets securities, real estate investment trusts, and domestic and foreign bonds. However, over the last ten years, gold is the only one of these diversifiers that has been negatively correlated with the S&P 500 Index. In the search for effective diversification, investors have begun to turn to a variety of non-traditional diversifiers. These non-traditional diversifiers include hedge and private equity funds, commodities, timber and forestry, fine art and collectibles. Gold has one or more of the following advantages over each of these non-traditional diversifiers: greater liquidity, lower risk and lower management and holding costs.

Gold is often purchased as a hedge against inflation and currency fluctuations because, historically, it has tended to maintain its long-term value in terms of purchasing power. Investors should be aware that past maintenance of gold's long-term value provides no assurance that gold will maintain its long-term value in the future.

STRATEGY BEHIND THE SHARES

The Shares are intended to offer investors a new and different opportunity to participate in the gold market through the securities market. Most pension funds, mutual funds and other investment vehicles do not or cannot hold physical commodities or their derivatives. In addition, the logistics of buying, storing and insuring gold have constituted a barrier to entry for institutional and retail investors alike. The offering of the Shares is intended to overcome these barriers to entry. The logistics of storing and insuring gold are dealt with by the Custodian and the related expenses are built into the price of the Shares. Therefore, the investor does not have any additional tasks or costs over and above those associated with dealing in any other publicly traded security.

The Shares are intended to provide institutional and retail investors with a simple and cost efficient means of gaining investment benefits similar to those of holding gold bullion. The Shares offer an investment that is:

•	Easily Accessible. Investors can access the gold market through a traditional brokerage account holding the Shares. Investors can more effectively implement strategic and tactical asset allocation strategies that use gold by using the Shares instead of using the traditional means of purchasing, trading and holding gold.

Business of the Trust

•	Relatively Cost Efficient. For many investors, transaction costs related to the Shares will be lower than those associated with the purchase, storage and insurance of physical gold.
•	Exchange Traded. The Shares will trade on the NYSE, providing investors with an efficient means to implement various investment strategies. The Shares will be eligible for margin accounts.
•	Transparent. The Shares will be backed by the assets of the Trust and the Trust will not hold or employ any derivative securities. Further, the value of the Trust's holdings will be reported on the Trust's website daily.

TRUST EXPENSES

The Trust's ordinary operating expenses are accrued daily and are reflected in the NAV of the Trust. Expenses include fees and expenses of the Trustee and the Sponsor, expenses of the custody of gold other than the Custodian's fee, printing and mailing costs, legal and audit fees, SEC registration fees and the NYSE listing fees. Fees for services provided by the Custodian are included in the Trustee's fee. The Sponsor will pay the costs of the Trust's organization and the initial sale of the Shares, including the applicable SEC registration fees. The Trustee will sell gold held by the Trust on an as needed basis to pay the Trust's expenses. As a result, the amount of gold to be sold will vary from time to time depending on the level of the Trust's expenses and the market price of gold. Cash held by the Trustee pending payment of the Trust's expenses will not bear any interest.

The Trustee will charge no fee and will pay the ordinary expenses of the Trust's operation for the period from the day the Shares commence trading on the NYSE through the 30th day following such commencement. Starting the 31st day after the commencement of the trading of the Shares on the NYSE through the first anniversary of such commencement, the Trustee will reduce its fee and will assume the ordinary expenses of the Trust to the extent that the aggregate annual expenses of the Trust exceed 0.30% of the average daily value of the Trust's assets (before expenses). The Trustee and the Sponsor have a separate agreement concerning payment by the Sponsor of compensation to the Trustee for this period.

After the adjusted NAV (ANAV) of the Trust first reaches $1 billion (but not prior to the 31st day following the commencement of trading of the Shares on the NYSE), the Sponsor will receive an annual fee as compensation for its services to the Trust in an amount equal to 0.05% of the daily ANAV of the Trust. See "Description of the Trust Indenture — Valuation of Gold" for a description of the ANAV of the Trust. The Sponsor's fee, which may not exceed the actual costs to the Sponsor of providing such services, will be payable monthly in arrears. The Sponsor will also receive reimbursement for all of its disbursements and expenses incurred in connection with the Trust exclusive of its ordinary disbursements and expenses incurred through the 30th day following the commencement of trading of the Shares on the NYSE.

Business of the Trust

Pro Forma Impact of Trust Expenses

The table below demonstrates the impact of the Trust's anticipated ordinary operating expenses on the NAV of the Trust, based on the following arbitrary assumptions: (i) a beginning NAV of $1,325.60 million, based on 40 million Shares issued in exchange for 4 million ounces of gold at an initial price of $331.40 per ounce (London PM Fix at April 29, 2003), (ii) the price of gold remaining constant and (iii) no creations or redemptions of Baskets over the five-year period. The Trust may also incur costs of extraordinary services and other expenses not reflected in this table. See "Description of the Trust Indenture — Expenses of the Trust — Other Expenses." These extraordinary expenses include amounts required to be paid from the Trust for the indemnification of the Initial Purchaser to the extent such indemnification is not made by the Sponsor as described under "Risk Factors — The Trust's obligation to reimburse the Initial Purchaser for certain liabilities in the event the Sponsor fails to indemnify the Initial Purchaser could adversely affect an investment in the Shares."

	Year
Constant price	1		2	3	4	5
	(dollars and ounces in 000s, except percentage, per share and per ounce)
Illustrative gold price, at year-end (per ounce)	$331.40		$331.40	$331.40	$331.40	$331.40
Year-on-Year (%)	0.0		0.0	0.0	0.0	0.0
Total Expenses
Trustee Fees[1]	$1,589.06	(2)	$1,585.75	$1,582.45	$1,579.15	$1,575.86
Administration Fees[3]	510.00		507.00	507.00	507.00	507.00
Sponsor Fees[4]	662.11		660.73	659.35	657.98	656.61
Total Expenses	2,761.17		2,753.48	2,748.80	2,744.13	2,739.47
Beginning ounces of gold	4,000.00		3,991.67	3,983.36	3,975.07	3,966.78
less: Ounces sold	8.33		8.31	8.29	8.28	8.27
Ending ounces of gold	3,991.67		3,983.36	3,975.07	3,966.78	3,958.52
Ending Net Asset Value	$1,322,839		$1,329,085	$1,317,337	$1,314,592	$1,311,853
Shares outstanding	40,000		40,000	40,000	40,000	40,000
NAV (per share)	$33.07		$33.00	$32.93	$32.86	$32.80

(1)	Trustee fees (which include the cost of custody services) are based on the adjusted Net Asset Value (ANAV) of the Trust (described in "Description of the Trust Indenture — Valuation of Gold, Definition of Net Asset Value and Adjusted Net Asset Value") and are 0.12% of the first $10 billion of ANAV and 0.10% of any ANAV amount over $10 billion.
(2)	During the first year of the Trust's operation, the Trustee has agreed to forego or reduce its fees and bear the ordinary expenses of the Trust, as described in "Business of the Trust — Trust Expenses" and in "Description of the Trust Indenture — Expenses of the Trust." To demonstrate the impact of trust expenses over time, this reduction has not been reflected in this table.
(3)	Administrative fees include the following: (i) legal fees of $125,000 per year, (ii) audit fees of $40,000 per year, (iii) Reuters fees of $15,000 per year, (iv) NYSE fees of $5,000 in year 1 and $2,000 thereafter, (v) prospectus distribution center expenses of $125,000 per year, and (vi) printing fees of $200,000 per year. Administrative fees also include registration fees in connection with the registration of additional Shares. However, because the table assumes that no additional creations of Baskets will be made over the five-year period, the table does not reflect the payment of SEC registration fees.
(4)	Sponsor fees are 0.05% of ANAV, but only after the ANAV first equals or exceeds $1 billion after the 30th day following the commencement of trading of the Shares on the NYSE.

Business of the Trust

Pro Forma Impact of Trust Expenses

The table below demonstrates the impact of the Trust's anticipated ordinary operating expenses on the NAV of the Trust, based on the following arbitrary assumptions: (i) a beginning NAV of $1,325.60 million, based on 40 million Shares issued in exchange for 4 million ounces of gold at an initial price of $331.40 per ounce (London PM Fix at April 29, 2003), (ii) the initial gold price increasing or decreasing by 5.0% per year, and (iii) no creations or redemptions over the five-year period. The Trust may also incur costs of extraordinary services and other expenses not reflected in this table. See "Description of the Trust Indenture — Expenses of the Trust — Other Expenses." These extraordinary expenses include amounts required to be paid from the Trust for the indemnification of the Initial Purchaser to the extent such indemnification is not made by the Sponsor as described under "Risk Factors — The Trust's obligation to reimburse the Initial Purchaser for certain liabilities in the event the Sponsor fails to indemnify the Initial Purchaser could adversely affect an investment in the Shares."

	Year
Increasing prices	1		2	3	4	5
	(dollars and ounces in 000s, except percentage, per share and per ounce)
Illustrative gold price, at year-end (per ounce)	$347.97		$365.37	$383.64	$402.82	$422.96
Year on Year (%)	5.0		5.0	5.0	5.0	5.0
Total Expenses
Trustee Fees[1]	$1,628.89	(2)	$1,706.81	$1,788.49	$1,874.11	$1,963.86
Administration Fees[3]	510.00		507.00	507.00	507.00	507.00
Sponsor Fees[4]	678.70		711.17	745.20	780.88	818.27
Total Expenses	2,817.59		2,924.98	3,040.69	3,161.99	3,289.13
Beginning ounces of gold	4,000.00		3,991.72	3,983.54	3,975.43	3,967.41
less: Ounces sold	8.28		8.18	8.10	8.03	7.95
Ending ounces of gold	3,991.72		3,983.54	3,975.43	3,967.41	3,959.46
Ending Net Asset Value	$1,388,999		$1,455,459	$1,525.123	$1,598,147	$1,674,692
Shares outstanding	40,000		40,000	40,000	40,000	40,000
NAV (per share)	$34.72		$36.39	$38.13	$39.95	$41.87
Decreasing prices
Illustrative gold price, at year-end (per ounce)	$314.83		$299.09	$284.13	$269.93	$256.43
Year-on-Year (%)	(5.0)		(5.0)	(5.0)	(5.0)	(5.0)
Total Expenses
Trustee Fees[1]	$1,549.23	(2)	$1,468.67	$1,392.26	$1,319.81	$1,251.09
Administration Fees[3]	510.00		507.00	507.00	507.00	507.00
Sponsor Fees[4]	645.51		611.94	580.11	549.92	521.29
Total Expenses	2,704.74		2,587.61	2,479.38	2,376.73	2,279.37
Beginning ounces of gold	4,000.00		3,991.61	3,983.16	3,974.64	3,966.04
less: Ounces sold	8.39		8.45	8.52	8.60	8.68
Ending ounces of gold	3,991.61		3,983.16	3,974.64	3,966.04	3,957.36
Ending Net Asset Value	$1,256,679		$1,191,318	$1,129,331	$1,070,544	$1,014,791
Shares outstanding	40,000		40,000	40,000	40,000	40,000
NAV (per share)	$31.42		$29.78	$28.23	$26.76	$25.37

(1)	Trustee fees (which include the cost of custody services) are based on the ANAV of the Trust (described in "Description of the Trust Indenture — Valuation of Gold Definition of Net Asset Value and Adjusted Net Asset Value") and are 0.12% of the first $10 billion of ANAV and 0.10% of any ANAV amount over $10 billion.
(2)	During the first year of the Trust's operation, the Trustee has agreed to forego or reduce its fees and bear the ordinary expenses of the Trust, as described in "Business of the Trust — Trust Expenses" and in "Description of the Trust Indenture — Expenses of the Trust." To demonstrate the impact of trust expenses over time, this reduction has not been reflected in this table.
(3)	Administrative fees include the following: (i) legal fees of $125,000 per year, (ii) audit fees of $40,000 per year, (iii) Reuters fees of $15,000 per year, (iv) NYSE fees of $5,000 in year 1 and $2,000 thereafter, (v) prospectus distribution center expenses of $125,000 per year, and (vi) printing fees of $200,000 per year. Administrative fees also include registration fees in connection with the registration of additional Shares. However, because the table assumes that no additional creations of Baskets will be made over the five-year period, the table does not reflect the payment of SEC registration fees.
(4)	Sponsor fees are 0.05% of ANAV, but only after the ANAV equals or exceeds $1 billion after the 30th day following the commencement of trading of the Shares on the NYSE.

The Description of the Trust

The Trust is an investment trust, formed on   •  , 2003 under New York law pursuant to the Trust Indenture. The material terms of the Trust Indenture are discussed under "Description of the Trust Indenture" in this prospectus. The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust. The Trust is not managed like a corporation or an active investment vehicle. The purpose of the Trust is to hold gold bullion. The Trust's gold will only be sold, on an as needed basis; (1) to pay Trust expenses; (2) in the event the Trust terminates and liquidates its assets; (3) or as otherwise required by law or regulation. The sale of gold by the Trust is a taxable event to Shareholders. See "United States Federal Tax Consequences — Taxation of US Shareholders."

The Trust will create and redeem Shares on a continuous basis but only in Baskets of 100,000 Shares. The creation and redemption of Baskets require the delivery to or by the Trust of the amount of gold and any cash represented by the Baskets being created or redeemed. The total amount of gold and any cash required for the creation of Baskets will be based on the combined NAV of the number of Shares being created or redeemed. The initial amount of gold required for deposit to create Shares is 10,000 ounces per Basket. The number of ounces of gold required to create a Basket or to be delivered upon a redemption of a Basket will gradually decrease over time. This is because the Shares comprising a Basket will represent a decreasing amount of gold due to the sale of the Trust's gold to pay the Trust's expenses. Baskets may be purchased or redeemed only by an Authorized Participant, who will pay a transaction fee for each order to purchase or redeem Baskets. Authorized Participants may sell to other investors all or part of the Shares from the Baskets they purchase from the Trust. See "Plan of Distribution."

At the close of trading on the NYSE on each business day, the Trustee will determine the NAV of the Trust. NAV is the aggregate value of the Trust's assets less its liabilities (which include accrued expenses). In determining NAV, the Trustee will value the gold held by the Trust based on the London PM Fix price for an ounce of gold. The Trustee will also determine the NAV per Share.

For purposes of calculating the Trust's NAV, a business day, as defined in the Trust Indenture, means any day other than a day when either the NYSE is closed for regular trading or banks are authorized to close in New York City. If on a day when NAV is being calculated the London PM Fix gold price is not available, the gold price from the next most recent London Fix (AM or PM) will be used, unless the Trustee determines that such price is inappropriate to use.

The Trust's assets will consist of allocated gold bullion, gold credited to an unallocated gold account and, from time to time, cash, which will be used to pay expenses. Except for the transfer of gold in or out of the Trust's unallocated account connected with the creation or redemption of a Basket or upon a sale of gold, it is anticipated that only a small amount of gold will be held in unallocated form by the Trust. Cash held by the Trust will not generate any income. Each Share will represent a proportional interest, based on the total number of Shares outstanding, in the gold and any cash held by the Trust, less the Trust's liabilities. The secondary market trading price of a Share is expected to fluctuate over time in response to the price of gold. In addition, the trading price is expected to reflect accrued expenses of the Trust.

The number of outstanding Shares will increase and decrease as a result of the creation and redemption of Baskets. The Trust will issue additional Shares on a continuous basis in Baskets when an Authorized Participant deposits the required amount of gold and any cash with the Trustee. The Trust will only redeem Baskets tendered for redemption by an Authorized Participant. Upon redemption, the Trust will deliver to the Authorized Participant the amount of gold and any cash represented by the tendered Shares, net of the Trust's liabilities.

Investors may obtain on a 24-hour basis gold pricing information based on the spot price for an ounce of gold from various financial information service providers. Current spot prices are also generally available with bid/ask spreads from gold bullion dealers. In addition, the Trust's website will provide ongoing pricing information for gold spot prices and the Shares. Market prices for the Shares will be available from a variety of sources including brokerage firms, information websites and other information service providers and the NAV of the Trust will be published by the Sponsor on each business day.

The Trust has no fixed termination date and will terminate when a termination event occurs under the Trust Indenture. See "Description of the Trust Indenture — Termination of the Trust."

The Trustee and the Custodian

HSBC will serve as the Trustee and as the Custodian of the Trust's gold. HSBC is a corporation organized under the laws of New York, with its trust office at 452 Fifth Avenue, New York, New York, 10018. HSBC is subject to supervision by the Federal Reserve Bank of New York, the Federal Deposit Insurance Corporation and the New York State Banking Department. Information regarding creation and redemption Basket composition, NAV, transaction fees and the names of the parties that have each executed a Participant Agreement may be obtained from HSBC's trust office at the following toll free number:   •  . A copy of the Trust Indenture is available for inspection at HSBC's trust office.

HSBC's London custodian office is located at 8 Canada Square, London, E14 5HQ, United Kingdom. In addition to supervision and examination by the U.S. federal and state banking authorities, HSBC's London custodian operations are subject to supervision by the Bank of England and the Financial Services Authority.

HSBC's parent company is HSBC USA Inc., a Maryland corporation. The global parent of both companies is HSBC Holdings PLC, which is incorporated in England.

Description of the Shares

GENERAL

The Trustee is authorized under the Trust Indenture to create and issue an unlimited number of Shares. The Trustee will create Shares only in Baskets of 100,000 Shares and only upon the order of an Authorized Participant. The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust and have no par value. Any creation and issuance of Shares above the amount registered on the registration statement of which this prospectus is a part will require the registration of such additional Shares.

The Shares do not represent a traditional investment and you should not view them as similar to "shares" of a corporation. As a Shareholder, you will not have the statutory rights normally associated with the ownership of shares of a corporation, including, for example, the right to bring "oppression" or "derivative" actions. See "Risk Factors." All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non-assessable and entitles the holder to one vote on the limited matters upon which Shareholders may vote under the Trust Indenture. The Shares do not entitle their holders to any conversion or pre-emptive rights, or, except as provided below, any redemption rights or rights to distributions.

DISTRIBUTIONS

The Trust Indenture provides for distributions to Shareholders in only two circumstances. First, if the Trustee and the Sponsor determine that the Trust's cash account balance exceeds the anticipated expenses of the Trust for the next 12 months and the excess amount is more than $0.01 per Share outstanding, they shall direct the excess amount to be distributed to the Shareholders. Second, in the event that the Trust is terminated and liquidated, the Trustee will distribute to the Shareholders any amounts remaining after the satisfaction of all outstanding liabilities of the Trust and the establishment of such reserves for applicable taxes, other governmental charges and contingent or future liabilities as the Trustee shall determine. Shareholders of record on the record date fixed by the Trustee for a distribution will be entitled to receive their pro rata portion of any distribution.

VOTING AND APPROVALS

Under the Trust Indenture, Shareholders have no voting rights, except that Shareholders holding 66 2/3% of the Shares outstanding may vote to remove the Trustee. The Trustee may terminate the Trust upon the agreement of Shareholders owning 66 2/3% of the outstanding Shares. In addition, certain amendments to the Trust Indenture will require the majority or unanimous consent of the Shareholders.

REDEMPTION OF THE SHARES

The Shares may only be redeemed by or through an Authorized Participant and only in Baskets of 100,000 Shares. See "Creation and Redemption of Shares" for details on the redemption of the Shares.

BOOK-ENTRY FORM

Individual certificates will not be issued for the Shares. Instead, a global certificate will be deposited by the Trustee with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificate will represent all of the Shares outstanding at any time. Under the Trust Indenture, Shareholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies, (DTC Participants), (2) those who maintain a custodial relationship with a DTC Participant (Indirect Participants), and (3) those who hold interests in the Shares through DTC Participants or Indirect Participants. Shares are only transferable through the book-entry system of DTC. Shareholders who are not DTC Participants may transfer their Shares through DTC by instructing the DTC Participant holding their Shares (or by instructing the Indirect Participant or other entity through which their Shares are held) to transfer the Shares. Transfers will be made in accordance with standard securities industry practice.

Custody of the Trust's Gold

Custody of the gold bullion deposited with and held by the Trust will be provided by the Custodian at its London, England vaults, by subcustodians selected by the Custodian and by others acting on behalf of the subcustodians. The Custodian is an authorized gold depository under the rules of the LBMA.

The Custodian, as instructed by the Trustee, is authorized to accept, on behalf of the Trust, deposits of gold in unallocated form. Acting on standing instructions given by the Trustee, the Custodian will allocate gold deposited in unallocated form with the Trust by selecting bars of gold bullion to be deposited to the Trust's allocated account. All gold bullion allocated to the Trust must conform to the rules, regulations, practices and customs of the LBMA.

The Trustee and the Custodian will enter into gold custody agreements which will establish an unallocated gold account for the Trust (Trust Unallocated Account) and an allocated gold account for the Trust (Trust Allocated Account). The Trust Unallocated Account will be used to facilitate the transfer of gold deposits and gold redemption distributions between Authorized Participants and the Trust in connection with the creation and redemption of Baskets and the sales of gold made by the Trustee for the Trust. Except for when gold is transferred in and out of the Trust or for when a small amount of gold remains in the Trust Unallocated Account at the end of a business day, the gold deposited with the Trust will be held in the Trust Allocated Account.

ALLOCATED ACCOUNTS

An allocated account is an account with a bullion dealer to which individually identified gold bars owned by the account holder are credited. The gold bars in an allocated gold account are specific to that account and are identified by a list which shows, for each gold bar, the refiner, assay, serial number and gross and fine weight. The account holder has full ownership of the gold bars and the bullion dealer may not trade, lease or lend the bars.

UNALLOCATED ACCOUNTS

An unallocated account is an account with a bullion dealer to which a fine weight amount of gold is credited. The account holder is entitled to direct the bullion dealer to deliver an amount of physical gold equal to the amount of gold standing to the credit of the account holder. The account holder has no ownership interest in any specific bars of gold that the bullion dealer holds or owns. When delivering gold, the bullion dealer will allocate physical gold from its general stock to the account holder with a corresponding debit being made to the amount of gold credited to the unallocated account. The account holder is an unsecured creditor of the bullion dealer and credits to an unallocated account are at risk of the bullion dealer's insolvency.

TRANSFERS OF GOLD

For each creation of a Basket, gold will be transferred to the Trust in unallocated form by means of a credit to the Trust Unallocated Account from an Authorized Participant's unallocated gold account (Authorized Participant Unallocated Account) maintained with the Custodian. Transfers to or from an unallocated account are made by crediting or debiting the number of ounces of fine gold required to be deposited or withdrawn. Upon a deposit of gold to an Authorized Participant Unallocated Account for the creation of a Basket, the Custodian will transfer the deposited amount from the Authorized Participant Unallocated Account to the Trust Unallocated Account. The Custodian will then allocate specific bars of gold representing the amount of gold credited to the Trust Unallocated Account to the extent such amount is representable by whole bars. The allocated gold bars will be held in the Trust Allocated Account. The bars of gold may be held directly by the Custodian or by or for a subcustodian of the Custodian. The Custodian will create bar lists to identify the specific bars of gold allocated to the Trust.

The process of withdrawing gold from the Trust for a redemption of a Basket will follow the same general procedure as for depositing gold with the Trust for a creation of a Basket, only in reverse. Each

Custody of the Trust's Gold

transfer of gold between the Trust Allocated Account and the Trust Unallocated Account connected with a creation or redemption of a Basket may result in a small amount of gold being held in the Trust Unallocated Account after the completion of the transfer. The Custodian will follow practices in making deposits and withdrawals between the Trust Allocated Account and the Trust Unallocated Account which will minimize the amount of gold held in the Trust Unallocated Account as of the close of each business day. See "Creation and Redemption of Shares."

Description of the Custody Agreements

The Allocated Account Bullion Agreement between the Trustee and the Custodian establishes the Trust Allocated Account. The Unallocated Account Bullion Agreement between the Trustee and the Custodian establishes the Trust Unallocated Account. The Allocated Bullion Account Agreement and the Unallocated Bullion Account Agreement are sometimes referred to as the "Custody Agreements" in this prospectus. The following is a description of the material terms of the Custody Agreements. As the Custody Agreements are similar in form, they are discussed together, with material distinctions between the agreements noted.

REPORTS

The Custodian will provide the Trustee with reports for each business day, no later than the following business day, identifying the movements of gold in and out of the Trust Allocated Account and the credits and debits of gold to the Trust Unallocated Account. The Custodian will also provide the Trustee with a monthly statement of account for the Trust Allocated Account and the Trust Unallocated Account as of the last business day of each month. The monthly statement will contain sufficient information to identify each bar of gold held in the Trust Allocated Account. Under the Custody Agreements, a business day means a day when commercial banks are generally open for business in London.

SUBCUSTODIANS

Under the Allocated Bullion Account Agreement, the Custodian may select subcustodians to perform any of its duties. These subcustodians may in turn select other subcustodians to perform their duties, but the Custodian is not responsible for the selection of those other subcustodians. The Allocated Bullion Account Agreement requires the Custodian to use reasonable care in selecting any subcustodian and provides that the Custodian will not be liable for the acts or omissions, or for the solvency, of any subcustodian that it selects unless the selection of that subcustodian was made negligently or in bad faith. The subcustodians selected and used by the Custodian as of the date of this prospectus are: the Bank of England, The Bank of Nova Scotia (ScotiaMocatta), Deutsche Bank AG, JPMorganChase Bank, N M Rothschild & Sons Limited and UBS AG. The Allocated Bullion Account Agreement provides that the Custodian will notify the Trustee if it selects any additional subcustodians or stops using any subcustodian it has previously selected.

LOCATION AND SEGREGATION OF GOLD

Gold held for the Trust Allocated Account will be held at the Custodian's London vault and gold held by the Custodian's currently selected subcustodians is held at vaults located at various sites in the United Kingdom. Gold held by subcustodians of subcustodians may be held in the United Kingdom or in other locations.

The Custodian will segregate by identification in its books and records the Trust's gold from any other gold which it owns or holds for others and will request subcustodians it selects to so segregate the Trust's gold held by them. The Custodian's books and records will identify every bar of gold held for the Trust Allocated Account in its own vault by refiner, assay, serial number and gross and fine weight. Subcustodians selected by the Custodian are expected to identify in their books and records each bar of gold held for the Custodian by serial number and may use other identifying information.

TRANSFERS INTO THE TRUST UNALLOCATED ACCOUNT

The Custodian will credit to the Trust Unallocated Account the amount of gold it transfers from the Trust Allocated Account or from an Authorized Participant Unallocated Account or from other third party unallocated accounts for credit to the Trust Unallocated Account. The only gold the Custodian will accept in physical form for credit to the Trust Unallocated Account is gold the Trustee has transferred from the Trust Allocated Account.

TRANSFERS FROM THE TRUST UNALLOCATED ACCOUNT

The Custodian will transfer gold from the Trust Unallocated Account only in accordance with the Trustee's instructions to the Custodian. A transfer of gold from the Trust Unallocated Account may only

Description of the Custody Agreements

be made: (1) by transferring gold to a third party unallocated account; (2) by transferring gold to the Trust Allocated Account; or (3) by either (a) making gold available for collection at the Custodian's vault premises or as the Custodian may direct or, (b) if separately agreed, delivering the gold to such location as the Custodian and the Trustee agree, in either case at the Trust's expense and risk. Any gold made available in physical form will be in a form which complies with the rules, regulations, practices and customs of the LBMA, the Bank of England or any applicable regulatory body (Custody Rules) or in such other form as may be agreed between the Trustee and the Custodian, and in all cases will comprise one or more whole bars selected by the Custodian.

By the close of business (London time) on each business day, the Custodian will use commercially reasonable efforts to transfer gold from the Trust Unallocated Account to the Trust Allocated Account such that the amount of gold that remains credited to the Trust Unallocated Account does not exceed 430 fine ounces.

TRANSFERS INTO THE TRUST ALLOCATED ACCOUNT

The Custodian will receive transfers of gold into the Trust Allocated Account only at the Trustee's instructions given pursuant to the Unallocated Bullion Account Agreement by debiting gold from the Trust Unallocated Account and crediting such gold to the Trust Allocated Account.

TRANSFERS FROM THE TRUST ALLOCATED ACCOUNT

The Custodian will transfer gold from the Trust Allocated Account only in accordance with the Trustee's instructions. Generally, the Custodian will transfer gold from the Trust Allocated Account only by debiting gold from the Trust Allocated Account and crediting the gold to the Trust Unallocated Account. When the Trustee instructs the Custodian to make gold physically available, the Custodian will transfer gold from the Trust Allocated Account by debiting gold from the Trust Allocated Account and making such gold available for collection or delivery as described in the following paragraph.

PHYSICAL WITHDRAWALS OF GOLD

Upon the Trustee's instruction, the Custodian will debit gold from the Trust Allocated Account and make the gold available for collection by the Trustee or, if separately agreed, for delivery by the Custodian in accordance with its usual practices, and in either case at the Trust's expense and risk. The Trustee and the Custodian expect that the Trustee will withdraw gold physically from the Trust Allocated Account (rather than by crediting it to the Trust Unallocated Account and instructing a further transfer from that account) only in exceptional circumstances. The Custodian will not be obliged to effect any requested delivery if, in its reasonable opinion, this would cause the Custodian or its agents to be in breach of the Custody Rules or other applicable law, court order or regulation, the costs incurred would be excessive or delivery is impracticable for any reason. When gold is physically withdrawn from the Trust Allocated Account pursuant to the Trustee's instruction, all right, title, risk and interest in and to the gold withdrawn shall pass to the person to whom or to or for whose account such gold is transferred, delivered or collected at the time the recipient or its agent acknowledges in writing its receipt of gold. Unless the Trustee specifies the bars of gold to be debited from the Trust Allocated Account, the Custodian is entitled to select the bars.

RIGHT TO REFUSE OR AMEND TRANSFER PROCEDURES

The Custodian may refuse to accept transfers of gold to the Trust Unallocated Account, amend the procedures for transferring gold to or from the Trust Unallocated Account or for the physical withdrawal of gold from the Trust Unallocated Account or the Trust Allocated Account or impose such additional procedures in relation to the transfer of gold to or from the Trust Unallocated Account as the Custodian may from time to time consider appropriate. The Custodian will notify the Trustee within a commercially reasonable time before the Custodian amends these procedures or imposes additional ones, and, in doing so, the Custodian will consider the Trustee's need to communicate any changes to Authorized Participants and others.

Description of the Custody Agreements

INSTRUCTIONS

The Trustee will provide the Custodian in writing the names of the people who are authorized to give instructions on its behalf. Until the Custodian receives written notice to the contrary, it is entitled to assume that any of those people have full and unrestricted authority to give instructions on the Trustee's behalf. The Custodian is also entitled to rely on any instructions which are from, or which purport to be from, any person who appears to have such authority.

The Custodian will use reasonable efforts to obtain clarification of any instructions that are unclear or ambiguous, but, failing that, the Custodian may, without liability, act upon what it believes in good faith such instructions to be or refuse to take any action or execute such instructions until the ambiguity or conflict has been resolved to its satisfaction.

The Custodian reserves the right to refuse to execute instructions if in its opinion the instructions are or may be contrary to the Custody Rules.

Except for physical withdrawals as to which transfer of ownership is determined at the time the recipient or its agent acknowledges in writing its receipt of gold, the Custodian's records of all deposits to and withdrawals from, and all debits and credits to, the Trust Allocated Account and the Trust Unallocated Account which are to occur on a business day, and all end of business day account balances in the Trust Allocated Account and Trust Unallocated Account, are stated as of the close of the Custodian's business (usually 4:00 PM. London time) on such business day.

FEES AND EXPENSES

The Custodian shall charge no fees under the Custody Agreements until such time when neither the Trustee nor another member of the HSBC group is the trustee of the Trust or has the right or power to charge fees for the services provided by the Custodian. At such time, the Custodian may charge such fees as it in good faith and fair dealing determines, provided that, for 180 days or until such earlier time when the successor trustee and the Custodian agree on fees, the Custodian's fees will be determined on the same basis as the Trustee's fees attributable to services under the Custody Agreements charged to the Trust prior to such time, plus any value added tax. The Trust will pay on demand all costs, charges and expenses incurred by the Custodian in connection with the performance of its duties and obligations under the Custody Agreements or otherwise in connection with the gold held in the Trust Allocated Account or the Trust Unallocated Account.

VALUE ADDED TAX

All sums paid by the Trustee to the Custodian shall be deemed inclusive of United Kingdom value added tax and any other tax of a similar fiscal nature, except as described in the preceding paragraph.

TRUST UNALLOCATED ACCOUNT CREDIT AND DEBIT BALANCES

No interest will be paid by the Custodian on any credit balance to the Trust Unallocated Account. Unless otherwise agreed to by the Trustee and the Custodian, the Trustee is not entitled to overdraw the Trust Unallocated Account.

EXCLUSION OF LIABILITY

The Custodian will use reasonable care in the performance of its duties under the Custody Agreements and will only be responsible for any loss or damage suffered by the Trust as a direct result of any negligence (or, with respect to the Unallocated Bullion Account Agreement, gross negligence), fraud or willful default in the performance of its duties. The Custodian's liability under the Allocated Bullion Account Agreement is limited to the market value of the gold held in the Trust Allocated Account at the time the event giving rise to liability is discovered by the Custodian, provided that the Custodian promptly notifies the Trustee of its discovery. The Custodian's liability under the Unallocated Bullion Account Agreement is limited to the amount of the balance credited to the Trust Unallocated Account at the time the event giving rise to liability is discovered by the Custodian, provided that the Custodian promptly notifies the Trustee of its discovery.

Description of the Custody Agreements

INDEMNITY

The Trust will indemnify the Custodian, its offices, directors, employees and affiliates (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses which the Custodian may suffer or incur in connection with the Custody Agreements, except to the extent that such sums are due directly to the Custodian's negligence (or, with respect to the Unallocated Bullion Account Agreement, gross negligence), willful default or fraud.

INSURANCE

The Custodian will maintain insurance for its business, including its bullion and custody business, as it deems appropriate. The Trustee and the Sponsor may, subject to confidentiality restrictions, review this insurance coverage from time to time upon reasonable prior notice.

ACCESS

The independent public accountants acting on behalf of the Trust may, upon reasonable prior notice during normal business hours and subject to confidentiality restrictions, examine the Custodian's records relating to the Trust Allocated Account and the Trust Unallocated Account in connection with their audit of the financial statements of the Trust.

TERMINATION

The Trustee and the Custodian may each terminate any Custody Agreement upon 60 business days' prior notice. If either of the Allocated Bullion Account Agreement or the Unallocated Bullion Account Agreement is terminated, the other agreement automatically terminates. If redelivery arrangements for the gold held in the Trust Allocated Account are not made, the Custodian may continue to store the gold and charge storage fees and, after six months from the termination date, the Custodian may sell the gold and account to the Trustee for the proceeds, less any amounts due to the Custodian under the Allocated Account Bullion Agreement. If arrangements for transfer or repayment, as the case may be, of the balance in the Trust Unallocated Account are not made, the Custodian may continue to charge account fees and, after six months from the termination date, the Custodian may close the Trust Unallocated Account and account to the Trustee for the proceeds, less any amounts due to the Custodian under the Unallocated Account Bullion Agreement.

GOVERNING LAW

The Custody Agreements are governed by English law. The Trustee and the Custodian both consent to the jurisdiction of the courts of the State of New York and the federal courts located in the borough of Manhattan in New York City.

Creation and Redemption of Shares

The Trust will create and redeem Shares on a continuous basis, but only in one or more Baskets of 100,000 Shares each. The creation and redemption of Baskets will only be made in exchange for the delivery to or by the Trust of the amount of gold and any cash represented by the Baskets being created or redeemed. The total amount of gold and any cash required for such a delivery will be based on the pro rata amount of the NAV of the Trust represented by the Baskets being created or redeemed determined on the day the order to create or redeem is placed.

Authorized Participants are the only persons that may place orders to create and redeem Shares. Authorized Participants must be registered broker-dealers or other securities market participants who are participants in DTC. To become an Authorized Participant, a person must enter into a Participant Agreement with the Trustee. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of the gold and any cash required for such creations and redemptions. Prior to initiating any creation or redemption order, an Authorized Participant must have established an Authorized Participant Unallocated Account with the Custodian in London. An Authorized Participant will bear all credit risk associated with its unallocated account. Authorized Participants will pay a transaction fee to the Trustee for each order they make to create or redeem one or more Baskets.

Certain Authorized Participants are expected to have the facility to participate directly in the gold bullion market and the gold futures market. Authorized Participants may act for their own accounts or as agents for broker-dealers, custodians and other securities market participants that wish to create or redeem Baskets. An order for one or more Baskets may be made by an Authorized Participant on behalf of multiple clients.

Investors should contact the Sponsor or the Trustee for the names of Authorized Participants. Shareholders who are not Authorized Participants will only be able to redeem their Shares through an Authorized Participant.

Creations and redemptions will require the delivery to or by the Trust of gold in the quantity and quality held by the Trust, on a per Basket basis, as of the trade date. All gold will be delivered to and by the Trust in unallocated form through credits and debits to an Authorized Participant Unallocated Account. Gold transferred to the Trust in unallocated form will first be credited to the Trust Unallocated Account. Thereafter, the Custodian will allocate and transfer specific bars of gold to the Trust Allocated Account.

All gold bullion represented by a credit to any Authorized Participant Unallocated Account and to the Trust Unallocated Account and all gold bullion held in the Trust Allocated Account with the Custodian must be of at least a minimum purity of 995 parts per thousand (99.5%) and otherwise conform to the rules, regulations practices and customs of the LBMA, including the specifications for a London Good Delivery bar.

The following description of the procedures for the creation and redemption of Baskets is only a summary and an investor should refer to the relevant provisions of the Trust Indenture and the form of Participant Agreement for more detail, each of which is attached as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information about where you can obtain the registration statement.

CREATION PROCEDURES

On any business day, an Authorized Participant may place an order with the Trustee to create one or more Baskets. For purposes of processing both purchase and redemption orders, a business day means any day other than a day when the NYSE is closed for regular trading, banks are authorized to close in New York City or, if the order requires the receipt or delivery, or the confirmation of receipt or delivery, of gold in the United Kingdom on a particular day, when banks are authorized to close in the United Kingdom. The day on which the Trustee receives a valid purchase order is the purchase order date, except that if the order is received after the close of trading on the NYSE, the order will be deemed to be received on the next business day.

Creation and Redemption of Shares

By placing a purchase order, an Authorized Participant agrees to deposit gold with the Trust, or a combination of gold and cash, as described below. Prior to the delivery of Baskets for a purchase order, the Authorized Participant must also have wired to the Trustee the non-refundable transaction fee due for the purchase order.

Determination of required deposits

The total deposit required to create each Basket (Creation Basket Deposit) will represent a proportionate amount of gold and cash, if any, held by the Trust on the purchase order date, net of the proportionate liabilities of the Trust (which include any accrued and unpaid expenses) determined on the basis of the Trust's NAV for such date.

The amount of any required cash deposit is determined as follows. The fees, expenses and liabilities of the Trust are subtracted from the cash held or receivable by the Trust as of the purchase order date. The remaining amount is divided by the number of Baskets outstanding and then multiplied by the number of Baskets being created pursuant to the purchase order. If the resulting amount is positive, this amount is the required cash deposit. If the resulting amount is negative, the amount of the required gold deposit will be reduced by the number of fine ounces of gold equal in value to that resulting amount, determined at the price of gold used in calculating NAV for the purchase order date. Fractions of an ounce of gold smaller than .001 ounce which are included in the gold deposit amount are disregarded. All questions as to the composition of a Creation Basket Deposit will be finally determined by the Trustee in consultation with the Custodian.

Delivery of required deposits

An Authorized Participant who places a purchase order is responsible for crediting its Authorized Participant Unallocated Account with the required gold deposit amount by the end of the second business day following the purchase order date. Upon receipt of the gold deposit amount, the Custodian, after receiving appropriate instructions from the Authorized Participant and the Trustee, will transfer on the third business day following the purchase order date the gold deposit amount from the Authorized Participant Unallocated Account to the Trust Unallocated Account and the Trustee will direct DTC to credit the Basket to the Authorized Participant's DTC account.

Acting on standing instructions given by the Trustee, the Custodian will transfer the gold deposit amount from the Trust Unallocated Account to the Trust Allocated Account by transferring gold bars from its inventory to the Trust Allocated Account. The Custodian shall keep a bar list of the allocated gold bars.

Because gold is allocated only in multiples of whole bars, the amount of gold allocated from the Trust Unallocated Account to the Trust Allocated Account may be less than the total fine ounces of gold credited to the Trust Unallocated Account. Any balance will be held in the Trust Unallocated Account. The Custodian will follow practices designed to minimize the amount of gold held in the Trust Unallocated Account; generally no more than 430 ounces of gold will be held in the Trust Unallocated Account at the close of each business day.

Rejection of purchase orders

The Trustee may reject a purchase order or a Creation Basket Deposit if:

•	It determines that the purchase order or the Creation Basket Deposit is not in proper form;
•	The Sponsor believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to the Trust or its Shareholders;
•	The acceptance of the Creation Basket Deposit would, in the opinion of counsel to the Sponsor, be unlawful; or
•	Circumstances outside the control of the Trustee, the Sponsor or the Custodian make it for all practical purposes not feasible to process the purchase order.

Neither the Trustee nor the Sponsor will be liable for the rejection of any purchase order.

Creation and Redemption of Shares

REDEMPTION PROCEDURES

The procedures by which an Authorized Participant can redeem one or more Baskets will mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place an order with the Trustee to redeem one or more Baskets. A redemption order is effective on the date it is received in satisfactory form by the Trustee, except that a redemption order which is received after the close of trading on the NYSE will be deemed to be received the next following business day. These redemption procedures allow Authorized Participants to redeem Baskets and do not entitle an individual Shareholder to redeem any Shares in an amount less than a Basket, or to redeem Baskets other than through an Authorized Participant.

By placing a redemption order, an Authorized Participant agrees to deliver the Shares to be redeemed to the Trust not later than the third business day following the effective date of the redemption order. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Participant must also have wired to the Trustee the non-refundable transaction fee due for the redemption order.

Determination of redemption distribution

The redemption distribution from the Trust will consist of (1) a credit to the redeeming Authorized Participant's Authorized Participant Unallocated Account representing the fractional undivided interest in the gold held by the Trust evidenced by the Shares being redeemed (to the extent of the nearest whole .001 ounce) plus or minus (2) the cash redemption amount. The cash redemption amount is equal to the excess (if any) of all assets of the Trust other than gold over all accrued expenses and other liabilities, divided by the number of Baskets outstanding and multiplied by the number of Baskets included in the Authorized Participant's redemption order. The Trustee will distribute any positive cash redemption amount through DTC to the account of the Authorized Participant as recorded on DTC's book entry system. If the cash redemption amount is negative, the credit to the Authorized Participant's Unallocated Account will be reduced by the number of fine ounces of gold equal in value to the negative cash redemption amount, determined at the price of gold used in calculating NAV for the redemption order date. Fractions of a fine ounce of gold included in the redemption distribution smaller than 0.001 fine ounce are disregarded. Redemption distributions will be subject to the deduction of any applicable tax or other governmental charges which may be due.

Delivery of redemption distribution

The redemption distribution due from the Trust will be delivered to the Authorized Participant on the third business day following the redemption order date if, by 10:00 AM, New York time on such third business day, the Trustee's DTC account has been credited with the Shares to be redeemed and, if the Trustee's DTC account has not been so credited by such time, on the next business day on which by 10:00 AM New York time the Trustee's DTC account is so credited. The Trustee is authorized to deliver the redemption distribution notwithstanding that the Shares to be redeemed have not been credited to the Trustee's DTC account if the Authorized Participant has secured its obligation to deliver the Shares by delivery and maintenance of collateral in the form of US dollars equal to at least •% of the value of the undelivered Shares pursuant to procedures established by the Trustee and the Sponsor.

The Custodian will transfer the redemption gold amount from the Trust Allocated Account to the Trust Unallocated Account and, thereafter, to the Authorized Participant Unallocated Account. The Authorized Participant is solely at risk for the redemption gold amount credited to its Authorized Participant Unallocated Account.

Similar to the allocation of gold to the Trust Allocated Account which occurs upon a purchase order, if in transferring gold from the Trust Allocated Account to the Trust Unallocated Account in connection with a redemption order there is an excess amount of gold transferred to the Trust Unallocated Account, the excess over the gold redemption amount will be held in the Trust Unallocated Account. The Custodian will follow practices designed to minimize the amount of gold held in the Trust Unallocated Account; generally, no more than 430 ounces of gold will be held in the Trust Unallocated Account at the close of each business day.

Suspension or rejection of redemption orders

The Trustee may, in its discretion, and will when directed by the Sponsor, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the NYSE is

Creation and Redemption of Shares

closed other than customary weekend or holiday closings, or trading on the NYSE is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of gold is not reasonably practicable, or (3) for such other period as the Sponsor determines to be necessary for the protection of the Shareholders. Neither the Sponsor nor the Trustee will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

The Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful.

CREATION AND REDEMPTION TRANSACTION FEE

To compensate the Trustee for services in processing the creation and redemption of Baskets, an Authorized Participant will be required to pay a transaction fee to the Trustee of $2,000 per order to create or redeem Baskets. An order may include multiple Baskets. The transaction fee may be increased upon 60 day's prior notice by the Trustee with the consent of the Sponsor. A transaction fee may not exceed 0.10% of the value of a Basket at the time the creation and redemption order is accepted.

Description of the Trust Indenture

The Trust operates under the terms of the Trust Indenture, dated as of •, 2003, between the Sponsor and the Trustee. A copy of the Trust Indenture is available for inspection at the Trustee's office. The following is a description of the material terms of the Trust Indenture.

THE TRUSTEE

Qualifications of the trustee

The Trustee and any successor trustee must be (1) a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any of its states, authorized under such laws to exercise corporate trust powers, (2) a participant in DTC or such other securities depository as shall then be acting and (3), unless counsel to the Sponsor, the appointment of which is acceptable to the Trustee, determines that such requirement is not necessary for the exception under Section 408(m)(3)(B) of the Internal Revenue Code to apply, a banking institution as defined in Section 408(n) of the Internal Revenue Code. The Trustee and any successor trustee must have, at all times, an aggregate capital, surplus, and undivided profits of not less than $500,000,000.

Trustee's duties and responsibilities

The duties, responsibilities and obligations of the Trustee are limited to those expressly set forth in the Trust Indenture and no other duties, responsibilities or obligations should be inferred or implied against the Trustee.

Indemnity for actions taken to protect the trust

The Trustee is under no obligation to appear in, prosecute or defend any action that in its opinion may involve it in expense or liability, unless it is furnished with reasonable security and indemnity against the expense or liability. The Trustee's costs resulting from the Trustee's appearance in, prosecution of or defense of any such action are deductible from and will constitute a lien against the Trust's assets. Subject to the preceding conditions, the Trustee shall, in its discretion, undertake such action as it may deem necessary to protect the Trust and the rights and interests of all Shareholders pursuant to the terms of the Trust Indenture.

Holding of trust property other than gold

The Trustee will hold any money the Trust receives, without interest, as a deposit for the account of the Trust in accordance with the provisions of the Trust Indenture, until it is required to be disbursed. Any Trust assets other than gold or cash will be held by the Trustee either directly or through the Federal Reserve Treasury Book Entry System for United States and federal agency securities (Book Entry System), DTC, or through any other clearing agency or similar system (Clearing Agency). The Trustee will have no responsibility or liability for the actions or omissions of the Book Entry System, DTC or any Clearing Agency.

Official process affecting the property

The Trustee is authorized to comply with any judicial or administrative order, in any manner that it or legal counsel of its own choosing deems appropriate, and will not be liable to any person even though such order may be subsequently modified or vacated.

Limitation on trustee's liability

The Trustee will not be liable for the disposition of gold or moneys, or in respect of any evaluation which it makes under the Trust Indenture or otherwise, or for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties under the Trust Indenture in the absence of gross negligence or willful misconduct on its part. In no event will the Trustee be liable for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from the Sponsor, an Authorized Participant or any entity acting on their behalf which the Trustee believes is given as authorized by the Trust Indenture. The Trustee will not be liable for

Description of the Trust Indenture

any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, or for an amount in excess of the value of the Trust's assets, but only to the extent of direct money damages.

Protection for amounts due to trustee

If any fees or costs owed to the Trustee under the Trust Indenture are not paid when due, the Trustee may sell or otherwise dispose of any Trust assets (including gold) and pay itself from the proceeds. As security for all obligations owed to the Trustee under the Trust Indenture, the Sponsor, each Authorized Participant and each Shareholder grants the Trustee a continuing security interest in, and a lien on, the Trust's assets and all Trust distributions.

Advice of counsel

The Trustee may consult with legal counsel of its own choosing, at the expense of the Trust, as to any matter relating to the Trust Indenture. The Trustee will not incur any liability in acting in good faith in accordance with any advice from such counsel.

Force majeure

The Trustee shall not incur any liability for any delay in performance, or for the non-performance, of any of its obligations under the Trust Indenture by reason of any cause beyond its reasonable control.

Writings, communications and instructions

The Trust Indenture contains provisions governing the Trustee's ability to rely on writings and communications and to request instructions from the Sponsor or any Authorized Participant.

Ambiguity

The Trustee may construe any provision of the Trust Indenture that it believes to be ambiguous or inconsistent with any other provisions of the Trust Indenture, and any reasonable construction of any provision of the Trust Indenture by the Trustee in good faith will be binding upon the parties to the Trust Indenture, each Authorized Participant and all Shareholders.

Taxes

The Trustee will not be personally liable for any taxes or other governmental charges imposed upon the gold or its custody, moneys or other Trust assets, or on the income therefrom, or upon it as Trustee or upon or in respect of the Trust or the Shares. For all such taxes and charges and for any expenses, including counsel's fees, which the Trustee may sustain or incur with respect to such taxes or charges, the Trustee will be reimbursed and indemnified out of the Trust's assets and the payment of such amounts shall be secured by a lien on the Trust.

General duty of care of trustee

The Trustee will not be under any duty to give the property held by it under the Trust Indenture any greater degree of care than it gives its own similar property.

Trustee's liability for custodial services and agents

The Trustee will not be answerable for the default of the Custodian or any other custodian of the Trust's gold employed at the direction of the Sponsor or selected by the Trustee with reasonable care. The Trustee may also employ custodians for Trust assets other than gold, agents, attorneys, accountants, auditors and other professionals and shall not be answerable for the default or misconduct of any of them if they were selected with reasonable care. The fees and expenses charged by agents, attorneys, accountants, auditors or other professionals, and expenses reimbursable to any custodian under a custody agreement authorized by the Trust Indenture, will be expenses of the Trust. Except as described under "Description of the Custody Agreements — Fees and Expenses," fees paid to any custodian for custody of gold and fees paid for custody of assets other than gold will be an expense of the Trustee.

Indemnification of the trustee

The Trustee and its directors, shareholders, officers, employees, agents and affiliates will be indemnified from the Trust's assets against any loss, liability or expense incurred without (1) gross negligence, bad

Description of the Trust Indenture

faith, willful misconduct and willful malfeasance on the part of the indemnified party in connection with the acceptance or administration of the Trust and any actions taken in accordance with the Trust Indenture or arising out of the administration of the Trust and without (2) reckless disregard on the part of the indemnified party of its obligations and duties under the Trust Indenture. Such indemnity shall include payment from the Trust of the costs and expenses incurred by the indemnified party in defending itself against any claim or liability. Any amounts payable to an indemnified party may be payable in advance or will be secured by a lien on the Trust.

Resignation, discharge or removal of trustee; successor trustees

The Trustee may resign by executing an instrument of resignation, filing it with the Sponsor, and mailing a copy of a notice of its resignation to all Authorized Participants for distribution to the Shareholders not less than 60 days before the date when the resignation is to take effect.

The Sponsor may, at any time and with or without cause, remove the Trustee and appoint a successor trustee. Shareholders representing 66 2/3% of the Shares then outstanding may at any time remove the Trustee.

If the Trustee does not meet the qualification for a trustee under the Trust Indenture, fails to undertake or perform or becomes incapable of undertaking or performing any of its duties required under the Trust Indenture, and the failure is not cured within 15 business days following receipt of notice from the Sponsor of the failure, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation, then, in any such case, the Sponsor shall remove the Trustee.

Upon receiving notice of resignation or upon the removal of the Trustee, the Sponsor shall use its best efforts promptly to appoint a successor trustee in the manner and meeting the qualifications provided in the Trust Indenture, by written instrument or instruments delivered to the resigning Trustee and the successor trustee.

Any resignation or removal of a trustee and appointment of a successor trustee will become effective upon the acceptance of appointment by the successor trustee. Notice of the appointment of a successor trustee shall be mailed promptly after acceptance of the appointment by the successor trustee to all Authorized Participants for distribution to the Shareholders.

Upon effective resignation, the resigning Trustee will be discharged from liability under the Trust Indenture except as to acts or omissions occurring prior to such resignation.

If the Trustee is removed or resigns and no successor trustee is appointed within 60 days after the date notice of removal is received by the Trustee or the Trustee has issued its notice of resignation, the Trustee will terminate and liquidate the Trust.

CUSTODIAN

The Trustee has, on behalf of the Trust, entered into gold custody agreements with the Custodian under which the Custodian will maintain the Trust Allocated Account and the Trust Unallocated Account. See "Description of the Custody Agreements" for more detail on the agreements establishing these accounts.

Appointment and removal of custodians

The Sponsor may, with the Trustee's consent (not to be unreasonably withheld), direct the Trustee to employ one or more other custodians in addition to or in lieu of the Custodian. The Trustee may, with the prior approval of the Sponsor, also employ one or more other custodians selected by the Trustee for the safekeeping of gold and services in connection with the deposit and delivery of gold. The Trustee has determined that the Custody Agreements establishing the Trust Allocated Account and Trust Unallocated Account protect the Trust and the interests of the Shareholders. Prior to the initial deposit of gold with a custodian which is in addition to or in lieu of the Custodian, the Trustee will determine that the relevant custody agreement and related custody arrangements include provisions intended to assure the safe custody of the gold held by the custodian. If the cost of such employment would exceed the portion of

Description of the Trust Indenture

the Trustee's fee attributable to the services of the Custodian, the Sponsor and the Trustee will adjust the Trustee's fee appropriately. The Trustee is responsible for monitoring the performance of each custodian and for enforcing the obligations of each custodian as is necessary to protect the Trust and the rights and interests of the Shareholders. In the event that the Trustee determines that the maintenance of gold with a particular custodian is not in the best interests of the Shareholders, the Trustee will so advise the Sponsor and take such action as the Sponsor will direct, or, if the Sponsor has not given direction within one business day, the Trustee will remove the gold from the custody of such custodian or take such other action as the Trustee determines appropriate to safeguard the interests of the Shareholders. The Trustee shall have no liability for any such action taken at the direction of the Sponsor or, in the absence of such direction, any action taken by it in good faith.

The Trustee will hold and record the ownership of the Trust's assets in such manner that they will not be subject to any right, charge, security interest, lien or claim of any kind, except a claim for payment of services and expenses by the Trustee in providing services as trustee or, in the case of cash deposits held by the Trustee and credits to the Trust Unallocated Account maintained by the Custodian, liens or rights in favor of creditors of the Trustee or the Custodian, respectively, arising under bankruptcy, insolvency or similar laws.

THE SPONSOR

The Sponsor of the Trust is World Gold Trust Services, LLC, a Delaware limited liability company, which is wholly-owned by the WGC, a not-for-profit association registered under Swiss law.

The Sponsor is responsible for establishing the Trust and for the registration of the Shares. The Sponsor will exercise oversight over certain Trust service providers and oversee the Trust's administration but does not exercise general oversight over the Trustee or the Custodian. The Sponsor may direct the Trustee but only as provided in the Trust Indenture. For example, the Sponsor may direct the Trustee to sell the Trust's gold to pay expenses, suspend a redemption order or postpone a redemption settlement date or terminate the Trust if certain criteria is met. The Sponsor may also remove the Trustee, with or without cause.

The Trust Indenture provides that the Sponsor and the Trustee may or will take certain actions together, such as determining if a distribution of excess cash is required and, subject to certain Shareholder consent restrictions, amending the Trust Indenture. The Sponsor's consent or approval is also required for certain Trustee actions, such as changing the transaction fee charged to Authorized Participants for creation and redemption orders and approving other custodians selected by the Trustee.

The Sponsor may transfer all or substantially all of its assets to an entity which carries on the business of the Sponsor, if at the time of the transfer the successor assumes all of the obligations of the Sponsor under the Trust Indenture and the Sponsor will then be relieved of all further liability.

The Sponsor may resign its position as sponsor at any time by delivering to the Trustee an executed instrument of resignation. The resignation will not become effective until the earlier of when (i) the Trustee appoints a successor sponsor to assume, with appropriate compensation from the Trust, the duties and obligations of the Sponsor, (ii) the Trustee agrees to act as sponsor succeeding to all the rights and duties of the Sponsor without appointing a successor sponsor, or (iii) the Trustee terminates and liquidates the Trust. Any successor sponsor must be satisfactory to the Trustee. Upon effective resignation, the Sponsor will be discharged and will no longer be liable in any manner except as to acts or omissions occurring prior to such resignation, and the new sponsor will then undertake and perform all duties and be entitled to all rights and compensation as sponsor.

If the Sponsor fails to undertake or perform or becomes incapable of undertaking or performing any of its duties required under the Trust Indenture, and the failure is not cured within 15 business days following receipt of notice from the Trustee of the failure, or if the Sponsor is adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, the Trustee may do any one or more of the following: (1) appoint a successor sponsor to assume, with such compensation from the Trust as the

Description of the Trust Indenture

Trustee may deem reasonable under the circumstances, the duties and obligations of the resigning Sponsor, (2) agree to act as sponsor hereunder without appointing a successor sponsor and without terminating the Trust Indenture, or (3) terminate and liquidate the Trust. The Trustee has no obligation to appoint a successor sponsor or to assume the duties of the Sponsor and will have no liability to any person because the Trust is terminated as described in the preceding sentence.

Liability of sponsor and indemnification

The Sponsor will not be liable to the Trustee or any Shareholder for any action taken or for refraining from taking any action in good faith, or for errors in judgment or for depreciation or loss incurred by reason of the sale of any gold or other assets of the Trust. However, the Sponsor remains liable for any liability to which it would otherwise be subject by reason of its own gross negligence, bad faith, willful misconduct or willful malfeasance in the performance of its duties or reckless disregard of its obligations and duties to the Trust.

The Sponsor and its directors, shareholders, officers, employees, affiliates and subsidiaries will be indemnified from the Trust and held harmless against any loss, liability or expense incurred without gross negligence, bad faith, willful misconduct, willful malfeasance or reckless disregard of the indemnified party's obligations and duties under the trust indenture. Such indemnity includes payment from the Trust of the costs and expenses incurred in defending against any claim or liability under the Trust Indenture. Any amounts payable to the Sponsor will be secured by a lien on the Trust.

The Sponsor will indemnify the Trust and the Shareholders against any loss, liability, damages or expenses (including certain reasonable attorney's fees) arising out of or based upon a claim that the Trust or its operations infringes intellectual property rights owned by others or that a party other than the Trustee or a successor trustee appointed in accordance with the Trust Indenture has the right to act as trustee of the Trust.

The Sponsor has agreed to indemnify the Initial Purchaser against certain claims described under "Risk Factors – The Trust's obligation to reimburse the Initial Purchaser for certain liabilities in the event the Sponsor fails to indemnify the Initial Purchaser could adversely affect an investment in the Shares." To the extent the Sponsor does not make such indemnification, the indemnification may be paid from the assets of the Trust.

VALUATION OF GOLD, DEFINITION OF NET ASSET VALUE AND ADJUSTED NET ASSET VALUE

As of the London PM Fix on each business day or, if there is no London PM Fix on a business day or the London PM Fix has not been announced by 12:00 PM New York time on a business day, as of 12:00 PM on such day (Evaluation Time), the Trustee will evaluate the gold held by the Trust and determine both the ANAV and the NAV of the Trust. For purposes of making these calculations, a business day means any day other than a day when either the NYSE is closed for regular trading or banks are authorized to close in New York City.

On each business day, the Trustee will value the Trust's gold on the basis of that day's London PM Fix for gold or, if no London PM Fix is made on such day or has not been announced by the Evaluation Time, the next most recent London fix (AM or PM) determined prior to the Evaluation Time will be used, unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate as a basis for evaluation. See "Operation of the Gold Bullion Market – The London Bullion Market" for a description of the London PM Fix.

Once the value of the gold has been determined, the Trustee will subtract all accrued fees (other than the fees to be computed by reference to the value of the Trust's assets), expenses and other liabilities of the Trust from the total value of the gold and all other assets of the Trust (other than any amounts credited to the Trust's reserve account, if established). The resulting figure is the ANAV of the Trust. The ANAV is used to compute all fees (including the Trustee's and the Sponsor's fees) which are calculated from the value of the Trust's assets.

Description of the Trust Indenture

To determine the Trust's NAV, the Trustee will subtract the amount of accrued fees computed from the value of the Trust's assets using ANAV from the ANAV amount. The Trustee will also determine the NAV per Share by dividing the NAV by the number of the Shares outstanding as of the close of trading on the NYSE.

The Sponsor and the Shareholders may rely on any evaluation furnished by the Trustee, and the Sponsor will have no responsibility for the evaluation's accuracy. The determinations the Trustee makes will be made in good faith upon the basis of, and the Trustee will not be liable for any errors contained in, information reasonably available to it. The Trustee will not be liable to the Sponsor, or to Shareholders, for errors in judgment, but will be liable for any liability to which it would otherwise be subject by reason of willful misfeasance, willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties.

EXPENSES OF THE TRUST

The Trustee has agreed to forego its fee and assume all ordinary expenses of the Trust through the 30th day following the commencement of trading of the Shares on the NYSE. Thereafter, until the first anniversary of the commencement of trading of the Shares on the NYSE, the Trustee will reduce its fee and bear the ordinary expenses of the Trust to the extent that the aggregate annual ordinary expenses of the Trust exceed 0.30% of the average daily value of the Trust assets (before expenses). The remaining expenses of the Trust during its first year of operation, and all expenses of the Trust after the first year of operation will be paid by the Trust through the sale of the Trust's gold by the Trustee.

Trustee's fee and expenses

The Trustee receives an annual fee which is based on the daily ANAV of the Trust. The annual fee is equal to 0.12% of the first $10 billion of value plus 0.10% of any amount of value over $10 billion. The Trustee's fee is payable monthly in arrears and may be changed by the Trustee and Sponsor in good faith to account for significant changes in the Trust's administration or the Trustee's duties.

The Trustee shall also charge the Trust for its expenses and disbursements incurred in connection with the Trust and for any extraordinary services performed by the Trustee for the Trust.

The fees and expenses of the Custodian are borne by the Trustee and are not paid from the Trust.

Sponsor's fee and expenses

After the ANAV of the Trust first reaches $1 billion (but not prior to the 31st day following commencement of trading of the Shares on the NYSE), the Sponsor will receive an annual fee as compensation for its services to the Trust in the amount of 0.05% of the daily ANAV of the Trust. The fee, which may not exceed the actual costs to the Sponsor of providing such services, will be payable monthly in arrears. The Sponsor will also receive reimbursement for all of its disbursements and expenses incurred in connection with the Trust (exclusive of its ordinary disbursements and expenses incurred through the 30th day following commencement of trading of the Shares on the NYSE).

Other expenses

In addition, the following expenses are or may be charged to the Trust:

•	Expenses of deposit or delivery of gold (other than expenses borne by Authorized Participants), disbursements charged by and indemnification due any Custodian and other expenses of custody of gold exclusive of fees for custody services borne by the Trustee;
•	Fees of the Trustee for extraordinary services;
•	Various governmental charges and any taxes, fees and charges payable by the Trustee with respect to the creation or redemption of Baskets;
•	Expenses and costs of any action taken by the Trustee or the Sponsor to protect the Trust and the rights and interests of Shareholders;
•	Amounts for indemnification of the Trustee or the Sponsor for any losses, liabilities or expenses incurred by them in the administration of the Trust without gross negligence or negligence, as applicable, bad faith, willful misconduct or willful malfeasance on their part or reckless disregard of their obligations and duties under the Trust Indenture;

Description of the Trust Indenture

•	Amounts for indemnification of the Initial Purchaser against certain claims described under "Risk Factors – The Trust's obligation to reimburse the Initial Purchaser for certain liabilities in the event the Sponsor fails to indemnify the Initial Purchaser could adversely affect an investment in the Shares."
•	Expenses incurred in contacting Shareholders upon termination of the Trust;
•	Legal and auditing expenses, and the compensation paid to agents properly employed by the Trustee;
•	Fees paid to DTC for custody of the Shares;
•	Federal and state annual fees in keeping the registration of the Shares on a current basis for the issuance of Baskets;
•	Expenses of the Sponsor relating to the printing and distribution of marketing materials describing the Trust and the Shares; and
•	Stationery, postage and all other out-of-pocket expenses of the Trust not otherwise stated above incurred by the Trustee or the Custodian or any additional or successor custodian pursuant to actions permitted or required under the Trust Indenture.

SALES OF GOLD

The Trustee will at the direction of the Sponsor or in its own discretion sell the Trust's gold as necessary to pay the Trust's expenses. When selling gold to pay expenses, the Trustee will endeavor to sell the smallest amounts of gold needed to pay expenses in order to minimize the Trust's holdings of assets other than gold. Unless otherwise directed by the Sponsor, when selling gold, the Trustee will endeavor to sell at the price established by the London PM Fix. The Trustee will place orders with dealers (which may include the Custodian) through which the Trustee expects to receive the most favorable price and execution of orders. Neither the Trustee nor the Sponsor is liable for depreciation or loss incurred by reason of any sale. See "United States Federal Tax Consequences – Taxation of US Shareholders" for information on the tax treatment of gold sales.

When directed by the Sponsor and with the Trustee's consent, the Trustee will advance amounts out of its own funds to pay the Trust's expenses, with the amount advanced not to exceed $ •. The Trustee will reimburse itself the amount of such advances, plus the cost of meeting Federal Reserve Board requirements, together with interest at the then current overnight federal funds rate, by deducting such amounts from funds subsequently credited to the Trust's cash account. If any advance remains outstanding for more than 45 business days, the Trustee will sell gold to reimburse itself for the advance and any accrued interest due on the advance. All advances shall be secured by a lien on the assets of the Trust which will be prior to the interest of the Shareholders.

The Trustee will also sell the Trust's gold if the Sponsor has notified the Trustee that sale is required by applicable law or regulation or in connection with the termination and liquidation of the Trust. The Trustee will not be liable or responsible in any way for depreciation or loss incurred by reason of any sale of gold directed by the Sponsor.

Any property received by the Trust other than gold, cash or an amount receivable in cash (such as, for example, an insurance claim) will be promptly sold or otherwise disposed of by the Trustee at the direction of the Sponsor and the resulting proceeds will be credited to the Trust's cash account.

Cash account and reserve account

The Trustee will maintain a cash account for the Trust in which proceeds of gold sales and other cash received by the Trustee from or for the account of the Trust will be held. On each business day, the Trustee will report the balance of the cash account to the Sponsor. The Trustee may withdraw funds from the cash account to establish a reserve account for any taxes, other governmental charges and contingent or future liabilities.

The Trustee will deduct its fee from the cash account monthly in arrears. The Trustee will charge the cash account its disbursements for payment of expenses at such times as the Trustee determines convenient in its administration of the Trust.

Description of the Trust Indenture

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

DTC will act as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Individual certificates will not be issued for the Shares. Instead, a global certificate will be signed by the Trustee on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee on behalf of DTC. The global certificate will represent all of the Shares outstanding at any time. The representations, undertakings and agreements made on the part of the Trust in the global security are made and intended for the purpose of binding only the Trust and not the Trustee individually.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Trustee and the DTC Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants, and the records of Indirect Participants (with respect to beneficial owners that are not DTC Participants or Indirect Participants). Beneficial owners are expected to receive from or through the DTC Participant a written confirmation relating to their purchase of the Shares.

Shareholders may transfer the Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholders hold their Shares to transfer the Shares. Transfers will be made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service with respect to Baskets and/or the Shares by giving notice to the Trustee and the Sponsor. Under such circumstances, the Trustee and the Sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, terminate the Trust.

SHARE SPLITS

If the Sponsor believes that the per Share price in the secondary market for Shares has fallen outside a desirable trading price range, the Sponsor may direct the Trustee to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Basket.

BOOKS AND RECORDS

The Trustee will keep proper books of record and account of the Trust at its office located in New York or such office as it may subsequently designate upon notice. These books and records are open to inspection by any Shareholder upon reasonable advance notice at all reasonable times during the usual business hours of the Trustee.

The Trustee will keep a copy of the Trust Indenture on file in its office which will be available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any Shareholder.

Description of the Trust Indenture

STATEMENTS, FILINGS AND REPORTS

At the end of each fiscal year, the Trustee will furnish to Authorized Participants for distribution to each person who is a Shareholder at the end of the fiscal year an annual report containing the Trust's audited financial statements and other information about the Trust. The Trustee will also prepare, or cause to be prepared, such annual or other reports on behalf of the Trust and will file such documents as it is advised by counsel or accountants employed by it as are required of the Trust by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other applicable securities law or regulation, and the cost of such preparation shall be an expense of the Trust.

The accounts of the Trust will be audited, as required by law and as may be directed by the Sponsor, by independent certified public accountants designated from time to time by the Sponsor. The cost of such audit shall be an expense of the Trust. The accountants report will be furnished by the Trustee to Shareholders upon request.

The Trustee will make such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised by its counsel or accountants are from time to time required by any applicable statute, rule or regulation.

TERMINATION OF THE TRUST

The Sponsor may direct the Trustee to terminate and liquidate the Trust at any time after the first anniversary of the Trust's inception when the NAV of the Trust is less than $350 million and has continuously been less than such amount for a period of • consecutive business days. The Trustee may also terminate the Trust upon the agreement of Shareholders owning 66 2/3% of the outstanding Shares.

The Trustee will terminate and liquidate the Trust if any of the following events occurs:

•	DTC is unwilling or unable to perform its functions under the Trust Indenture and the Sponsor determines that no replacement is available;
•	The Shares are de-listed from the NYSE and are not listed for trading on another US national securities exchange or through the Nasdaq Stock Market within five business days from the date the Shares are de-listed;
•	The NAV of the Trust remains less than $• for a period of •; consecutive business days at any time after the first 90 days of the Shares being traded on the NYSE;
•	The Sponsor is unable to perform its duties or becomes bankrupt or insolvent and the Trustee has not appointed a successor and has not itself agreed to act as Sponsor;
•	The Sponsor resigns and the Trustee has not appointed a successor and has not itself agreed to act as Sponsor within 60 days from the resignation notification date;
•	The Trustee resigns or is removed and no successor Trustee is appointed by the Sponsor within 60 days from the resignation or removal notification date;
•	The Custodian resigns and no successor custodian is employed within 60 days from the resignation notification date; or
•	The sale of all of the Trust's assets.

The Trustee will give a notice of the termination of the Trust to each Shareholder at least 20 days prior to the termination of the Trust. The Trustee will, within a reasonable time after the termination of the Trust, sell the Trust's gold and, after payment of outstanding liabilities and establishment of any reserves deemed appropriate by the Trustee for applicable taxes, other governmental charges or contingent or future liabilities, distribute the proceeds to Shareholders.

AMENDMENTS

The Trust Indenture can be amended by the Sponsor and the Trustee without the Shareholders' consent in order to (1) correct any ambiguities, defects or inconsistencies in the Trust Indenture or to address other

Description of the Trust Indenture

matters or questions arising under the Trust Indenture in a manner that will not adversely affect the interests of Shareholders, and (2) make any change required by the SEC. The Trust Indenture may also be amended by the Sponsor and the Trustee with the consent of Shareholders representing 51% of the Shares outstanding. However, the Trust Indenture may not be amended without the consent of all of the Shareholders if the amendment would (1) permit the acquisition of any asset other than gold and cash acquired in accordance with the Trust Indenture, (2) reduce the interest of any Shareholder in the Trust, or (3) reduce the percentage of Shareholders required to consent to the amendment. The Trustee shall provide each DTC Participant with copies of a notice of any amendment for the DTC Participant to distribute to the Shareholders for whom the DTC Participant holds Shares.

GOVERNING LAW; CONSENT TO NEW YORK JURISDICTION

The Trust Indenture and the Shares are governed by, and the Trust is administered under, the laws of the State of New York. By accepting Shares, a Shareholder consents to the jurisdiction of the courts of the State of New York and any federal courts located in the borough of Manhattan in New York City.

United States Federal Tax Consequences

The following discussion of the material United States federal income tax consequences that generally will apply to the purchase, ownership and disposition of Shares by a US Shareholder (as defined below), and certain United States federal income, gift and estate tax consequences that may apply to an investment in Shares by a Non-US Shareholder (as defined below), represents, insofar as it describes conclusions as to US federal tax law and subject to the limitations and qualifications described therein, the opinion of Carter, Ledyard & Milburn LLP, special United States federal tax counsel to the Sponsor. The discussion below is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code and judicial and administrative interpretations of the Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including broker-dealers, traders or other investors with special circumstances) may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who will hold Shares as "capital assets" within the meaning of section 1221 of the Code. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a "US Shareholder" is a Shareholder that is:

•	An individual who is treated as a citizen or resident of the United States for US federal income tax purposes;
•	A corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;
•	An estate, the income of which is includible in gross income for US federal income tax purposes regardless of its source; or
•	A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust.

A Shareholder that is not a US Shareholder as defined above is considered a "Non-US Shareholder" for purposes of this discussion.

TAXATION OF THE TRUST

The Trust will be classified as a "grantor trust" for US federal income tax purposes. As a result, the Trust itself will not be subject to US federal income tax. Instead, the Trust's income and expenses will "flow through" to the Shareholders, and the Trustee will report the Trust's income, gains, losses and deductions to the Internal Revenue Service ("IRS") on that basis.

TAXATION OF US SHAREHOLDERS

Shareholders generally will be treated, for US federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro rata shares of the Trust's income, if any, and as if they directly incurred their respective pro rata shares of the Trust's expenses. In the case of a Shareholder that purchases Shares for cash, its initial tax basis in its pro rata share of the assets held in the Trust at the time it acquires its Shares will be equal to its cost of acquiring the Shares. In the case of a Shareholder that acquires its Shares as part of a creation, the delivery of gold to the Trust in exchange for the underlying gold represented by the Shares will not be a taxable event to the Shareholder, and the Shareholder's tax basis and holding period for the Shareholder's pro rata share of the gold held in the Trust will be the same as its tax basis and holding period for the gold delivered in exchange therefor. For purposes of this discussion, it is assumed that all of a Shareholder's Shares are acquired on the same date, at the same price per Share and, except where otherwise noted, that the sole asset of the Trust is gold.

United States Federal Tax Consequences

When the Trust sells gold, for example to pay expenses, a Shareholder generally will recognize gain or loss in an amount equal to the difference between (a) the Shareholder's pro rata share of the amount realized by the Trust upon the sale and (b) the Shareholder's tax basis for its pro rata share of the gold that was sold. A Shareholder's tax basis for its share of any gold sold by the Trust generally will be determined by multiplying the Shareholder's total basis for its share of all of the gold held in the Trust immediately prior to the sale, by a fraction the numerator of which is the amount of gold sold, and the denominator of which is the total amount of the gold held in the Trust immediately prior to the sale. After any such sale, a Shareholder's tax basis for its pro rata share of the gold remaining in the Trust will be equal to its tax basis for its share of the total amount of the gold held in the Trust immediately prior to the sale, less the portion of such basis allocable to its share of the gold that was sold.

Upon a Shareholder's sale of some or all of its Shares, the Shareholder will be treated as having sold the portion of its pro rata share of the gold held in the Trust at the time of the sale that is attributable to the Shares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (a) the amount realized pursuant to the sale of the Shares, and (b) the Shareholder's tax basis for the portion of its pro rata share of the gold held in the Trust at the time of sale that is attributable to the Shares sold, as determined in the manner described in the preceding paragraph.

A redemption of some or all of a Shareholder's Shares in exchange for the underlying gold represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder's tax basis for the gold received in the redemption generally will be the same as the Shareholder's tax basis for the portion of its pro rata share of the gold held in the Trust immediately prior to the redemption that is attributable to the Shares redeemed. The Shareholder's holding period with respect to the gold received should include the period during which the Shareholder held the Shares redeemed. A subsequent sale of the gold received by the Shareholder will be a taxable event.

After any sale or redemption of less than all of a Shareholder's Shares, the Shareholder's tax basis for its pro rata share of the gold held in the Trust immediately after such sale or redemption generally will be equal to its tax basis for its share of the total amount of the gold held in the Trust immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or, in the case of a redemption, which is treated as the basis of the gold received by the Shareholder in the redemption.

As noted above, the foregoing discussion assumes that all of a Shareholder's shares were acquired on the same date and at the same price per Share. If a Shareholder owns multiple lots of Shares (i.e., Shares acquired on different dates and/or at different prices), it is uncertain whether the Shareholder may use the "specific identification" rules that apply under Treas. Reg. §1.1012-1(c) in the case of sales of shares of stock, in determining the amount, and the long-term or short-term character, of any gain or loss recognized by the Shareholder upon the sale of gold by the Trust, upon the sale of any Shares by the Shareholder, or upon the sale by the Shareholder of any gold received by it upon the redemption of any of its Shares. The IRS could take the position that a Shareholder has a blended tax basis and holding period for its pro rata share of the underlying gold in the Trust. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, should consult their own tax advisers as to the determination of the tax basis and holding period for the underlying gold related to such Shares.

MAXIMUM 28% LONG-TERM CAPITAL GAINS TAX RATE FOR US SHAREHOLDERS WHO ARE INDIVIDUALS

Under current law, gains recognized by individuals from the sale of "collectibles," including gold bullion, held for more than one year are taxed at a maximum rate of 28%, rather than the 20% rate applicable to most other long-term capital gains. For these purposes, gain recognized by an individual upon the sale of an interest in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that the gain is attributable to unrealized appreciation in value of the collectibles held by the trust. Therefore, any gain recognized by an individual US Shareholder attributable to a sale of Shares held for more than one year, or attributable to the Trust's sale of any gold bullion which the Shareholder is treated (through its ownership of Shares) as having held for more than one year, generally will be taxed at a maximum rate of 28%. The tax rates for capital gains recognized upon the sale of assets held by an

United States Federal Tax Consequences

individual US Shareholder for one year or less or by a taxpayer other than an individual US taxpayer are generally the same as those at which ordinary income is taxed.

BROKERAGE FEES AND TRUST EXPENSES

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder's tax basis in the underlying assets of the Trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize gain or loss upon a sale of gold by the Trust (as discussed above), even though some or all of the proceeds of such sale are used by the Trustee to pay Trust expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by the Trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions. Individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Code.

INVESTMENT BY REGULATED INVESTMENT COMPANIES

Mutual funds and other investment vehicles which are "regulated investment companies" within the meaning of Code section 851 should consult with their tax advisors concerning (i) the likelihood that an investment in Shares, although they are a "security" within the meaning of the Investment Company Act of 1940, may be considered an investment in the underlying gold for purposes of Code section 851(b), and (ii) the extent to which an investment in Shares might nevertheless be consistent with preservation of their qualification under Code section 851.

INVESTMENT BY CERTAIN RETIREMENT PLANS

Anyone considering the purchase of Shares as an investment for an individual retirement account (IRA), or for a participant-directed account maintained under any plan that is tax-qualified under section 401(a) of the Code, should consider the potential application of Code section 408(m) to such investment. Under section 408(m), the acquisition of a "collectible" by an account described in the preceding sentence is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible. Under the definition of the term "collectible" in section 408(m)(2), gold bullion would be treated as a collectible unless an exception from such treatment provided in section 408(m)(3) were to apply. Under current law it is uncertain (a) whether an account's purchase of Shares would be treated, for purposes of section 408(m), as the acquisition of an interest in the underlying gold bullion held in the Trust, or (b) if it were so treated, whether the conditions for the exception from treatment as a collectible under section 408(m)(3) would be met in connection with an account's purchase of Shares. The Sponsor has applied to the IRS for a private letter ruling to the effect that the purchase of Shares by an IRA or a participant-directed qualified plan account will not be treated as an acquisition by the account of a "collectible" for purposes of Code section 408(m). However, unless and until the IRS issues such a ruling, there can be no assurance that the purchase of Shares by an IRA, or by a participant-directed account under a Code section 401(a) plan, would not be treated as resulting in a taxable distribution to the IRA owner or plan participant. See also "ERISA and Related Considerations."

TAXATION OF NON-US SHAREHOLDERS

A Non-US Shareholder generally will not be subject to US federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of gold by the Trust, unless (1) the Non-US Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-US Shareholder of a trade or business in the United States and certain other conditions are met.

United States Federal Tax Consequences

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING

The Trustee will file certain information returns with the IRS in connection with the Trust. A US Shareholder may be subject to US backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. Non-US Shareholders may have to comply with certification procedures to establish that they are not a US person in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder's US federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

ESTATE AND GIFT TAX CONSIDERATIONS FOR NON-US SHAREHOLDERS

Under the US federal tax law, individuals who are neither citizens nor residents (as determined for estate and gift tax purposes) of the United States are subject to estate tax on all property that has a US "situs." Shares may well be considered to have a US situs for these purposes. If they are, then Shares would be includible in the US gross estate of a non-resident alien Shareholder. For the year 2003 US estate tax is imposed at rates of up to 49% of the fair market value of the taxable estate. The US estate tax rate is subject to change in future years. In addition, US federal "generation-skipping transfer tax" may apply in certain circumstances. The estate of a non-resident alien Shareholder who was resident in a country which has an estate tax treaty with the United States may be entitled to benefit from such treaty.

For non-citizens and non-residents of the United States, the US federal gift tax generally applies only to gifts of tangible personal property or real property having a US situs. Tangible personal property (including gold) has a US situs if it is physically located in the United States. Although the matter is not settled, it appears that ownership of Shares should not be considered ownership of the underlying gold for this purpose, even to the extent that gold were held in custody in the United States. Instead, Shares should be considered intangible property, and therefore they should not be subject to US gift tax if transferred during the holder's lifetime.

Non-US Shareholders are urged to consult their tax advisers regarding the possible application of US estate, gift and generation-skipping transfer taxes in their particular circumstances.

TAXATION IN JURISDICTIONS OTHER THAN THE UNITED STATES

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

ERISA and Related Considerations

The Employee Retirement Income Security Act of 1974 ("ERISA") and/or section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Code (collectively, "Plans"), and on persons who are fiduciaries with respect to the investment of assets treated as "plan assets" of a Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law.

In contemplating an investment of a portion of Plan assets in Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the "Risk Factors" discussed above and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (a) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (b) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest; (c) the Plan's funding objectives; and (d) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan's investment portfolio and the Plan's need for sufficient liquidity to pay benefits when due.

It is anticipated that the Shares will constitute "publicly-held offered securities" as defined in Department of Labor Regulations § 2510.3-101(b)(2). Accordingly, Shares purchased by a Plan, and not the Plan's interest in the underlying gold bullion held in the Trust represented by the Shares, should be treated as assets of the Plan, for purposes of applying the "fiduciary responsibility" and "prohibited transaction" rules of ERISA and the Code. See also "United States Federal Income Tax Consequences — Investment by Certain Retirement Plans."

Plan of Distribution

UBS Warburg LLC, also called the Initial Purchaser, purchased • Shares, which comprised the seed Basket, from the Trust. In addition, and subject to conditions, the Initial Purchaser has agreed to purchase • Shares, which comprise the initial Baskets. Pursuant to a distribution agreement between the Sponsor and the Initial Purchaser, dated •, 2003 the Initial Purchaser intends to make a public offering of the Shares. In connection with the offering and sale of the initial Baskets, the Initial Purchaser will be paid a fee by the Sponsor of $• at the time of its purchase of the initial Baskets from the Trust on •, 2003. In addition, the Initial Purchaser may receive commissions/fees from investors who purchase Shares from the initial Basket through their commission/fee-based brokerage amounts, in an amount between $• and $•.

The Sponsor estimates that the total expenses of the offering payable by the Sponsor in connection with the offering and sale of the initial Baskets, excluding the fee paid to the Initial Purchaser, will be approximately •. The Trust will not bear any of such expenses.

The Sponsor has agreed to indemnify the Initial Purchaser against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the Initial Purchaser may be required to make in respect thereof, and the Trust has agreed to reimburse the Initial Purchaser in respect of such liabilities to the extent the Sponsor has not paid such amounts directly when due.

The offering of Baskets is being made in compliance with Conduct Rule 2810 of the National Association of Securities Dealers, Inc. (NASD). Accordingly, the Initial Purchaser will not make any sales to any account over which it has discretionary authority without the prior written approval of a purchaser of Shares.

In addition to, and independent of the initial Baskets purchased by the Initial Purchaser, the Trust will issue Shares in Baskets to Authorized Participants in exchange for deposits of gold and any cash amounts on a continuous basis. Because new Shares can be created and issued on an ongoing basis, at any point during the life of the Trust, a "distribution," as such term is used in the Securities Act of 1933 ("1933 Act"), may be occurring. Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner which could render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the 1933 Act. For example, a broker-dealer firm or its client may be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares directly to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether one is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that could lead to categorization as an underwriter.

Investors who purchase Shares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. We recommend that investors review the terms of their brokerage accounts for details on applicable charges.

Dealers who are not "underwriters" but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an "unsold allotment" within the meaning of Section 4(3)(C) of the 1933 Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the 1933 Act.

The Sponsor intends to qualify the Shares in states selected by the Sponsor and through broker-dealers who are members of the NASD. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor's state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

The Shares are expected to trade on the NYSE under the symbol "GLD."

Legal Matters

The validity of the Shares will be passed upon for the Sponsor by Carter Ledyard & Milburn LLP, New York, New York, who, as special US tax counsel to the Trust, will also render an opinion regarding the material federal income tax consequences relating to the Shares. Legal matters regarding the formation of the Trust will be passed upon for the Trustee by Seward & Kissel LLP, New York, New York. Clifford Chance US LLP, New York, New York, will opine on the validity of the Shares for UBS Warburg.

Experts

Deloitte & Touche LLP will audit the Statement of Financial Condition of the Trust as of •, 2003. We will include the Statement of Financial Condition of the Trust in this prospectus in reliance on Deloitte & Touche LLP's report thereon, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

The Sponsor has filed on behalf of the Trust a registration statement on Form S-1 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Trust or the Shares, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address. Information about the Trust and the Shares can also be obtained from the Trust's website, which is www.equitygoldshares.com. The Trust's website address is only provided here as a convenience to you and the information contained on or connected to the website is not part of this prospectus or the registration statement of which this prospectus is part.

The Trust is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and the Sponsor on behalf of the Trust will file certain reports and other information with the SEC. The Sponsor will file an updated prospectus annually for the Trust pursuant to the Securities Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and online at www.sec.gov. You may also obtain copies of such material from the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

Equity Gold Trust

60,400,000 Equity Gold Shares

PROSPECTUS

  •, 2003

Until •, 2003 (25 days after the date of this prospectus), all dealers effecting transactions in the offered Equity Gold Shares, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

TABLE OF CONTENTS

Item 13.    Other Expenses of Issuance and Distribution.

The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as set forth below. Except for the registration fee payable to the Securities and Exchange Commission, all such expenses are estimated:

Securities and Exchange Commission registration fee	$161,933.97
Printing and engraving expenses	$•*
Legal fees and expenses	$•*
Miscellaneous	$•*
Total	$•*

*	To be completed by amendment

Item 14.    Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any members, managers or other persons against any and all claims and demands whatsoever, subject to any standards and restrictions set forth in the limited liability company agreement of the limited liability company.

Section 18 of the Sponsor's Amended and Restated Limited Liability Company Agreement provides that, to the fullest extent permitted by applicable law, a member or officer of the Sponsor shall be entitled to indemnification from the Sponsor for any loss, damage or claim incurred by the member or officer for any act or omission performed or omitted by the member or officer in good faith on behalf of the Sponsor and in a manner reasonably believed to be within the scope of the authority conferred on the member or officer by the Sponsor's Amended and Restated Limited Liability Company Agreement, provided, however, that no member or officer shall be entitled to be indemnified if the loss, damage or claim was due to the member's or officer's fraud or willful misconduct. A member's or officer's reasonably incurred costs and expenses in defending pending or threatened actions, suits or proceedings will be paid in advance by the Sponsor if the member or officer provides an undertaking to repay the amounts advanced if it is ultimately determined that the member or officer is not entitled to be indemnified by the Company. The indemnity and the advance of expenses is limited to the Sponsor's assets, and no member of the Sponsor shall have personal liability for such indemnity.

Section 7.05 of the Trust Indenture provides that the Sponsor and its directors, shareholders, members, officers, employees, affiliates and subsidiaries shall be indemnified from the Trust and held harmless against any loss, liability or expense incurred by an indemnified party without (1) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of the indemnified party arising out of or in connection with the performance of its obligations under the Trust Indenture or any actions taken in accordance with the provisions of the Trust Indenture or (2) the indemnified party's reckless disregard of its obligations and duties under the Trust Indenture. The indemnity shall include payment from the Trust of the indemnified party's costs and expenses of defending itself against any claim or liability based on its capacity as Sponsor under the Trust Indenture.

In addition, the WGC has entered into separate indemnification agreements with certain officers of the Sponsor which require the WGC, among other things, to indemnify the officers against certain liabilities which may arise by reason of their status as officers of the Sponsor. The Sponsor or the WGC also intends to maintain director and officer liability insurance for the Sponsor, if available on reasonable terms.

Item 15.    Recent Sales of Unregistered Securities.

Not applicable.

II-1

Item 16.    Exhibits and Financial Statement Schedules.

(a)    Exhibits

Exhibit Number	Description
1.1	Form of Distribution Agreement
3.1	Certificate of Formation of World Gold Trust Services, LLC
3.2	Amended and Restated Limited Liability Company Agreement of World Gold Trust Services, LLC
4.1	Form of Trust Indenture
4.2	Form of Participant Agreement (included as Exhibit C to the Form of Trust Indenture filed as Exhibit 4.1)
5.1	Opinion of Carter Ledyard & Milburn LLP as to legality*
5.2	Opinion of Seward & Kissel LLP*
8.1	Opinion of Carter Ledyard & Milburn LLP as to tax matters*
10.1	Form of Allocated Bullion Account Agreement (included as Exhibit A to the Form of Trust Indenture filed as Exhibit 4.1)
10.2	Form of Unallocated Bullion Account Agreement (included as Exhibit B to the Form of Trust Indenture filed as Exhibit 4.1)
23.1	Consent of Deloitte & Touche LLP*
23.2	Consent of Carter Ledyard & Milburn LLP is included in Exhibit 5.1*
23.3	Consent of Seward & Kissel LLP is included in Exhibit 5.2*
24.1	Powers of attorney are included on the signature page to this registration statement
99.1	Balance Sheet of World Gold Trust Services, LLC*
99.2	Additional Exhibits*

(b)    Financial Statement Schedules

Not applicable.

*    To be furnished by amendment.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

II-2

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(4)    That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on May 13, 2003.

WORLD GOLD TRUST SERVICES, LLC Sponsor of the Equity Gold Trust
By:	/s/ J. Stuart Thomas
J. Stuart Thomas Managing Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes J. Stuart Thomas and James Lowe, and each of them singly, his true and lawful attorneys-in-fact with full power to sign on behalf of such person, in the capacities indicated below, any and all amendments to this registration statement and any subsequent related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in the name and on behalf of such person, in the capacities indicated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as it may be signed by said attorneys-in-fact, or any of them, on any and all amendments to this registration statement or any such subsequent related registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Signature	Capacity	Date

/s/ J. Stuart Thomas	Managing Director (Principal executive officer)	May 13, 2003

J. Stuart Thomas

/s/ James Lowe	Chief Financial Officer and Treasurer (Principal financial officer and principal accounting officer)	May 13, 2003

James Lowe

*	The Registrant will be a trust and the persons are signing in their capacities as officers of World Gold Trust Services, LLC, the Sponsor of the Registrant.

II-4

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Distribution Agreement
3.1	Certificate of Formation of World Gold Trust Services, LLC
3.2	Amended and Restated Limited Liability Company Agreement of World Gold Trust Services, LLC
4.1	Form of Trust Indenture
4.2	Form of Participant Agreement (included as Exhibit C to the Form of Trust Indenture filed as Exhibit 4.1)
5.1	Opinion of Carter Ledyard & Milburn LLP as to legality*
5.2	Opinion of Seward & Kissel LLP*
8.1	Carter Ledyard & Milburn LLP as to tax matters*
10.1	Form of Allocated Bullion Account Agreement (included as Exhibit A to the Form of Trust Indenture filed as Exhibit 4.1)
10.2	Form of Unallocated Bullion Account Agreement (included as Exhibit B to the Form of Trust Indenture filed as Exhibit 4.1)
23.1	Consent of Deloitte & Touche LLP*
23.2	Consent of Carter Ledyard & Milburn LLP is included in Exhibit 5.1*
23.3	Consent of Seward & Kissel LLP is included in Exhibit 5.2*
24.1	Powers of attorney are included on the signature page to this registration statement
99.1	Balance Sheet of World Gold Trust Services, LLC*
99.2	Additional Exhibits*

*    To be furnished by amendment.